Exhibit 99.2

2021-22 Public Accounts of Saskatchewan

Volume 1

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis

7	Highlights
13	Assessment of Fiscal Health
18	Details
37	Risks and Uncertainties

Summary Financial Statements

41	Responsibility for the Summary Financial Statements
43	Independent Auditor’s Report
45	Statement of Financial Position
46	Statement of Operations
47	Statement of Accumulated Deficit
47	Statement of Change in Net Debt
48	Statement of Cash Flow
49	Notes to the Financial Statements

Schedules to the Financial Statements

62	Accounts Receivable
63	Loans Receivable
64	Investment in Government Business Enterprises
66	Other Investments
67	Accounts Payable and Accrued Liabilities
67	Unearned Revenue
68	Pension Liabilities
69	Public Debt
71	Sinking Funds
72	Obligations Under Long-Term Financing Arrangements
73	Other Liabilities
74	Tangible Capital Assets
75	Inventories Held for Consumption
76	Revenue
77	Expense by Object
77	Financing Charges
78	Segmented Reporting
80	Supplemental Cash Flow Information
81	Government Reporting Entity

84	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan

June 2022

To His Honour

The Honourable Russell B. Mirasty

Lieutenant Governor of Saskatchewan

Your Honour:

I have the honour to submit Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2022.

Respectfully submitted,

DONNA HARPAUER

Deputy Premier and

Minister of Finance

Regina, Saskatchewan

June 2022

The Honourable Donna Harpauer

Deputy Premier and

Minister of Finance

We have the honour to present Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2022.

Respectfully submitted,

RUPEN PANDYA	TERRY PATON
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan Public Accounts 2021-22   3

Introduction to the Public Accounts

Introduction to the Public Accounts

The 2021-22 Public Accounts of the Government of Saskatchewan (the Government) are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes. The Government is responsible for the integrity and objectivity of the information presented in these two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s Summary Financial Statements with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis. The information in the financial statement discussion and analysis should be read in conjunction with the Summary Financial Statements.

Summary Financial Statements provide an accounting of the full nature and extent of the financial affairs and resources of the Government. This includes the financial results of the General Revenue Fund, Crown corporations, boards and other entities controlled by the Government. A listing of all entities controlled by the Government, collectively referred to as the government reporting entity, is provided in schedule 19 of the Summary Financial Statements.

Volume 2

Volume 2 contains the following unaudited financial information:

•	General Revenue Fund schedules and details;

•	General Revenue Fund capital asset acquisitions schedule and details;

•	revolving fund expenditure details;

•	summary listing of payees who provided goods and services and capital assets of $50,000 or more to the General Revenue Fund and revolving funds during the fiscal year;

•	assets, liabilities and residual balances of pension plans and trust funds administered by the Government;

•	remissions of taxes and fees; and

•	road-use fuel tax accountability revenues and expenditures.

The Public Accounts, including the Compendiums, are available on the Government of Saskatchewan’s website.

The Compendium of Financial Statements contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

The Compendium of Payee Details contains the payee details of all Summary Financial Statement entities, except Crown Investments Corporation of Saskatchewan and its subsidiaries.

In addition, the financial statements and payee details of Crown corporations and wholly-owned subsidiaries that are accountable to the Crown Investments Corporation of Saskatchewan (CIC) Board can be found on CIC’s website.

4   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Highlights

Introduction

The Financial Statement Discussion and Analysis (FSD&A) provides an overview of the Government’s financial performance and information to report on the Government’s accountability for the resources entrusted to it. The FSD&A is intended to assist users of the Summary Financial Statements (SFS) in their assessment of the Government’s fiscal health. The Government is responsible for the integrity and objectivity of this discussion and analysis.

This information should be read in conjunction with the SFS which include the financial activities of all government-controlled entities, collectively referred to as the government reporting entity. A complete listing of the public sector entities included in the government reporting entity is provided in schedule 19 of the SFS.

Financial Results

In 2021-22, the Government reported a deficit of $1.47 billion, $341 million greater than the deficit reported in the prior year, but $1.14 billion less than the budgeted deficit. Post-COVID economic recovery together with a significant improvement in natural resources revenue mostly offset the negative impact that province-wide drought conditions had on the Government’s fiscal results for the year.

Overall revenue was greater than both the prior year and budget with a $3.61 billion and $3.66 billion increase over the prior year and budget respectively. Revenue increased across all sources except for net income from Government Business Enterprises (GBEs) with significant increases in non-renewable resources and taxation revenues resulting primarily from the post-COVID economic recovery and recent global events upward pressure on commodity prices.

Total expenses for the year was higher than both the prior year and budget with a $3.95 billion and $2.52 billion increase over the prior year and budget respectively. Agriculture expense saw the most significant increase over both prior year and budget as drought conditions across the province resulted in record crop insurance claim payouts for poor crop quality and low yields. Health expense increased over both prior year and budget due to continued spending on COVID-related operating and other costs. There was also a budgeted increase in pension expense, primarily for changes in actuarial assumptions, that significantly impacted the year-over-year increase in total expenses.

The Government continued to invest in the Province’s infrastructure, with significant investment in electricity generation, transmission and distribution assets, in communication networks as well as in investments through the Saskatchewan Capital Plan. The $2.39 billion capital investment during 2022 will provide stimulus funding to strengthen the post-COVID economy, help the Government meet the challenges of a growing province and improve safety.

The Government’s overall financial position as at March 31, 2022 is an accumulated deficit of $2.83 billion.

Government of Saskatchewan Public Accounts 2021-22   7

Financial Statement Discussion and Analysis

Highlights

At a Glance

Financial Results

(millions of dollars)

	2022		2021	Increase (Decrease) from
	Budget	Actual	Actual	Budget	2021 Actual
Revenue	14,478	18,136	14,524	3,658	3,612
Expense	17,089	19,604	15,651	2,515	3,954

Deficit	(2,611)	(1,468)	(1,127)	(1,143)	341

Net Debt	(16,755)	(15,488)	(13,683)	(1,267)	1,805

Accumulated Deficit	(3,979)	(2,832)	(1,368)	(1,146)	1,465

Totals may not add due to rounding.

8   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Highlights

(Deficit) Surplus

The (deficit) surplus represents the amount by which (expense exceeds revenue) revenue exceeds expense for the fiscal period.

(Deficit) Surplus (millions of dollars)

The 2022 SFS report a deficit of $1.47 billion, $341 million greater than the $1.13 billion deficit reported in the previous year. The year-over-year increase in deficit is mainly attributable to an overall increase in expenses offset partially by an overall increase in revenue. Notable increases in expenses are experienced in the agriculture, health, education, environment and natural resources and protection of persons and property themes. All revenue categories except for net income from GBEs increased over the prior year. Notable increases in revenue include non-renewable resources and taxation revenues.

Compared to the budget, the deficit is $1.14 billion lower than expected. The improvement over budget is mainly attributable to higher-than-budgeted revenue offset partially by higher-than-budgeted expenses. All revenue categories are greater-than-budgeted except for net income from GBEs. Agriculture, health, protection of persons and property and transportation expense themes exceeded budget while all other expense themes are less-than-budgeted.

Accumulated (Deficit) Surplus

An accumulated (deficit) surplus represents a government’s reported net economic (shortfall) resources. An accumulated (deficit) surplus indicates that a government (requires) has additional resources to provide future services.

Accumulated (Deficit) Surplus (billions of dollars)	At March 31, 2022, the Government reported an accumulated deficit of $2.83 billion, a $1.46 billion increase from the previous year’s accumulated deficit. The accumulated deficit is $1.15 billion lower than budgeted. The increase over the prior year is mainly due to the $1.47 billion deficit. The decrease from budget is mainly the result of the lower-than-budgeted deficit.

Government of Saskatchewan Public Accounts 2021-22   9

Financial Statement Discussion and Analysis

Highlights

Net Debt

Net debt provides a measure of the future revenue that is required to pay for past transactions and events.

Net Debt (billions of dollars)

The net debt at March 31, 2022 is $15.49 billion, an increase of $1.81 billion over the prior year. This year- over-year increase is primarily due to the deficit and net acquisition of tangible capital assets reported in the current year.

Net debt is $1.27 billion less than budgeted, primarily due to the lower- than-expected deficit reported in the current year.

The net debt of the SFS is:

•	the accumulated (deficit) surplus, representing the extent to which past (expenses) revenues have exceeded past (revenue) expenses; and

•	the investment in non-financial assets, primarily representing the Government’s investment in highways and health care and educational facilities.

Net Debt Components

(millions of dollars)

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Accumulated (deficit) surplus	2,449	3,469	3,074	1,495	372	176	155	(191)	(1,368)	(2,832)
Investment in non-financial assets	(7,558)	(8,085)	(8,626)	(9,394)	(10,564)	(11,464)	(11,984)	(12,098)	(12,315)	(12,656)

Net Debt	(5,109)	(4,615)	(5,552)	(7,899)	(10,192)	(11,288)	(11,829)	(12,289)	(13,683)	(15,488)

Totals may not add due to rounding.

10   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Highlights

Investment in Infrastructure

The Government invests in infrastructure by:

•	investing in government-owned capital; and

•	providing transfers to third parties, including municipalities and universities, for capital purposes.

Investment in Infrastructure (billions of dollars)

During 2021-22, the Government invested $2.39 billion in government- owned infrastructure: $1.44 billion for GBEs to build new and maintain existing infrastructure; and $949 million to meet the capital requirements of government service organizations (GSOs). In addition, $443 million was provided to third parties to fund their capital needs.

Investment in government-owned infrastructure is down from the average of the previous nine years of $2.82 billion and is $274 million less than budgeted.

Impact of COVID-19 Pandemic

During 2021-22, the provincial state of emergency and public health measures related to the COVID-19 pandemic were lifted. The global outlook tied to the pandemic continues to be uncertain, particularly with the challenges of new variants, inflationary pressures and supply chain disruptions. While Saskatchewan showed a strong recovery from the economic fallout of the pandemic, the impact of COVID-19 is ongoing and its effect on future results cannot be reasonably determined at this time.

Government of Saskatchewan Public Accounts 2021-22   11

Financial Statement Discussion and Analysis

Highlights

Credit Rating

Credit Ratings – March 2022

The Province obtains a credit
rating from the three major credit
rating agencies: Moody’s
Investors Service Inc.; Standard &
Poor’s; and the DBRS
Morningstar. Overall,
Saskatchewan’s credit rating from
the three major credit rating
agencies ranks second highest
among the Canadian provinces.

Rating Agency[1]
Jurisdiction	Moody’s Investors Service Inc.	Standard & Poor’s	DBRS Morningstar
British Columbia	Aaa	AA+	AA (high)
Alberta	Aa3	A	AA (low)
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A(high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA-	AA (low)
New Brunswick	Aa2	A+	A(high)
Nova Scotia	Aa2	AA-	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland & Labrador	A1 (neg)	A(neg)	A(low)

Ratings reflect the latest credit ratings available at March 31, 2022.

[1]

The rating agencies assign letter ratings to borrowers. The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A. The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories with (pos)/(neg) representing a positive/negative outlook or trend. For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

12   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

A government’s fiscal management can be gauged through an assessment of its fiscal health in the context of the overall economic and financial environment. Fiscal health describes a government’s ability to meet its existing financial obligations, both with respect to its service commitments to the public and its financial commitments to creditors, employees and others. The assessment of the Government’s fiscal health considers the three elements of sustainability, flexibility and vulnerability on the basis of the following indicators:

Sustainability

•	Accumulated (deficit) surplus to the Province’s GDP

•	Net debt to the Province’s GDP

•	Net debt to total revenue

•	Net debt per capita

Flexibility

•	Financing charges to total revenue

•	Own-source revenue to the Province’s GDP

Vulnerability

•	Non-renewable resources revenue to total expense

•	Transfers from the federal government to total revenue

•	Foreign currency debt to net debt

Sustainability

Sustainability is the degree to which a government can maintain its existing level of spending and meet its existing debt obligations.

Accumulated (Deficit) Surplus to the Province’s GDP

(per cent)

The accumulated (deficit) surplus measures the sum of all current and prior years’ operating results. Gross domestic product (GDP) is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy. GDP reflects the latest figures available for the current and prior years based on the data produced by Statistics Canada. The indicator takes a long-term view of government finances. The trend of accumulated (deficit) surplus as a percentage of GDP indicates whether the accumulated (deficit) surplus is changing faster or slower than the growth or decline in the economy and provides insight into the Government’s fiscal strategy in the context of the economy.

The decrease in this ratio from 2014 to 2017 was mainly a result of market-driven variables, such as low oil prices. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability and cost control measures introduced in the 2017-18 budget. A decline in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting both the accumulated deficit and the Province’s GDP. A further decline in this ratio in 2022 reflects the record drought-related crop insurance claim payouts that adversely impacted the accumulated deficit. Although there was an overall improvement in the economy, with increases in non-renewable resources and taxation revenues, the Province’s GDP growth did not keep up with the increase in the accumulated deficit.

Government of Saskatchewan Public Accounts 2021-22   13

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt to the Province’s GDP

(per cent)

Net debt is the difference between a government’s financial assets and liabilities and represents the future revenue that is required to pay for past transactions and events. Net debt as a percentage of the Province’s GDP provides a measure of the level of financial demands placed on the economy by the Government’s spending and taxation policies. A lower net debt to GDP ratio is desired and indicates higher sustainability.

The rise in this ratio from 2015 to 2017 is mainly a result of market-driven variables, such as low oil prices, together with the Government’s continued investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability measures introduced in the -2017-18 budget and a strengthening provincial economy over this period of time. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting both net debt and the Province’s GDP. The ratio continued to rise in 2022. Although there was an overall improvement in the economy, the Province’s GDP growth did not keep up with the increase in net debt.

Net Debt to Total Revenue

(per cent)

Another measure of a government’s sustainability is net debt as a percentage of total revenue. Net debt provides a measure of the future revenue that is required to pay for past transactions and events. A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

Over the last ten years, the Government’s net debt as a percentage of total revenue has increased from 35.7 per cent in 2013 to 85.4 per cent in 2022. The fall in revenue tied to low oil and potash prices in 2016 and 2017 increased this upward trend, however, responsible spending, efforts to reduce reliance on non-renewable resource revenues as well as more favorable non-renewable resource revenues slowed this upward trend from 2018 to 2020. A rise in this ratio in 2021 was primarily due the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting both net debt and total revenues. A decrease in this ratio in 2022 is primarily due to an overall improvement in the economy resulting in an increase in total revenue that exceeded the increase in net debt.

14   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt per Capita

(thousands of dollars)

Figures are based on Statistics Canada first quarter estimates representing the population at January 1 of each year.

Net debt per capita represents the net debt attributable to each Saskatchewan resident. A rise in this ratio indicates an increase in the debt burden per resident has grown.

The overall increase in this ratio over the last ten years was a result of an increase in net debt that exceeds the growth in the Province’s population over the same period. The increase over the period between 2015 and 2017 was mainly a result of market-driven variables, such as low oil prices, together with the Government’s investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability measures introduced in the 2017-18 budget and a strengthening provincial economy over much this period. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting net debt. A further increase in this ratio in 2022 reflects the record drought-related crop insurance claims that adversely impacted net debt. An overall improvement in the economy with increases in non-renewable resources and taxation revenues, only partially offset this impact on net debt.

Flexibility

Flexibility is the extent to which a government has room to maneuver in terms of increasing its debt or tax burden on the economy.

Financing Charges to Total Revenue

(per cent)

A financing charges to total revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on general debt and therefore is not available to pay for essential public services and programs. A lower ratio means that there is more money available to provide government services.

Between 2013 and 2020 this ratio was relatively consistent. A rise in this ratio in 2021 was due to both an increase in interest costs tied to COVID-related borrowing and a decrease in total revenue tied to the adverse impact of the COVID-19 pandemic on the provincial economy. In 2022, this ratio returned to pre-pandemic levels with an increase in total revenue relative to the increase in interest costs on general debt. In 2022, the Government spent approximately 4.0 cents of each dollar of revenue on financing charges on general debt.

Government of Saskatchewan Public Accounts 2021-22   15

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Flexibility (continued)

Own-Source Revenue to the Province’s GDP

(per cent)

This ratio measures the extent to which the Government is taking income out of the provincial economy, through taxation, non-renewable resources revenue or user fees. An increase in this ratio indicates that the Government’s own-source revenue is growing faster than the economy, reducing the Government’s flexibility to increase revenue without slowing the growth of the provincial economy.

Own-source revenue as a percentage of GDP remained relatively constant between 2013 and 2021 indicating that the Government had not significantly changed its demands on the provincial economy over this time. This constant ratio indicated that the Government’s flexibility was relatively unchanged over that period. In 2022, the significant increase in own-source revenue, largely from insurance, relative to the Province’s GDP growth pushed this ratio up, decreasing the Government’s flexibility to increase own-source revenue without impacting the economy.

Vulnerability

Vulnerability is the extent to which a government is dependent on, or exposed to, risks associated with sources of funding outside its control.

Non-Renewable Resources Revenue to Total Expense

(per cent)

Non-renewable resources revenue is affected by price and sales factors which are beyond a government’s direct control. Non-renewable resources revenue as a percentage of total expense is therefore an indicator of how vulnerable the Province is as a result of its dependence on non-renewable resources revenue to fund its expenses.

In Saskatchewan, non-renewable resources revenue is an important but volatile source of revenue.

A decline in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on the economy and government operations. In 2022, this ratio increased due to an overall improvement in the economy and a corresponding increase in all categories of non-renewable resources revenue, with the largest increases in potash, oil and natural gas and resource surcharges. This is an indicator that the Government is reliant on renewable resources revenue to fund its expenses.

16   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Vulnerability (continued)

Transfers from the Federal Government to Total Revenue

(per cent)

The Government does not control the amount of federal transfers that it receives each year. Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenue. Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

In 2022, 19.1 per cent of the Government’s revenue came from transfers from the federal government with the remainder coming from Saskatchewan sources. Between 2013 and 2020, the Government’s ability to fund essential programs and services from own-source revenue has remained fairly stable with the exception of significant one-time infrastructure transfers from the federal government received during 2017. An increase in this ratio in 2021 was primarily due to the adverse impact of the COVID-19 pandemic on the economy and the resulting support received from the federal government. In 2022, the decrease in this ratio is primarily due to a significant increase in own-source revenue, mainly from non-renewable resources and taxation, relative to the increase in transfers from the federal government.

Foreign Currency Debt to Net Debt

The ratio of foreign currency debt to net debt is an indicator of the degree of vulnerability a government has to currency rate fluctuations. Where the Government holds debt that is issued in foreign currencies it often uses cross-currency swaps, a hedging strategy, to effectively convert this debt to Canadian dollar debt. At March 31, 2022, this ratio is nil due to the Government’s hedging strategies. Over the last ten years, exposure to currency rate fluctuations on foreign currency debt has been minimal. Decreasing this exposure through the use of hedging activities mitigates the risk of debt and financing charges changing due to changes in foreign currency rates.

Government of Saskatchewan Public Accounts 2021-22   17

Financial Statement Discussion and Analysis

Details

Revenue

Total revenue was $18.14 billion in 2022, 19.1 per cent of which represents transfers from the federal government and the remaining 80.9 per cent own-source revenue.

Revenue by Source – 2022 ($18.14 billion) (per cent)

Revenue by Source – Percentage of Total Revenue

(per cent)

*  In 2022, key components of “other own-source revenue” include fees (6%), insurance (4%), investment income (1%), and transfers from other governments (1%).

18   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Revenue by Source – Comparison to Budget and Prior Year

(billions of dollars)

*  In 2022 Actual, key components of “other own-source revenue” include fees ($1.21 billion), insurance ($744 million), investment income ($93 million), and transfers from other governments ($89 million).

Total revenue of $18.14 billion in 2022 represents a year-over-year and an actual-to-budget increase of $3.61 billion, or 24.9 per cent, and $3.66 billion, or 25.3 per cent, respectively. This increase over prior year and budget primarily resulted from increases in all revenue sources except net income from GBEs. The most notable increases are in non-renewable resources and taxation revenues.

Government of Saskatchewan Public Accounts 2021-22   19

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Taxation Revenue – Comparison to Budget and Prior Year (billions of dollars) * In 2022 Actual, key components of “other” include fuel ($495 million) and tobacco ($180 million).	Taxation revenue was $8.20 billion in 2022, an increase of $1.32 billion, or 19.2 per cent, from 2021 and $964 million, or 13.3 per cent, from budget. The increases from prior year and budget are largely due to increases in, and higher than expected, corporation and individual income taxes, provincial sales tax and fuel tax. Those increases are slightly offset by decreases in, and lower than expected, property tax and tobacco tax.

Individual income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	a large positive prior-year adjustment due to stronger prior year taxpayer assessments; and

•	increased taxable income due to high compensation growth.

These increases are partially offset by:

•	the first full year impact of the Saskatchewan Home Renovation Tax Credit; and

•	indexation of the tax system for 2021.

Provincial sales tax

The year-over-year and actual-to-budget increases are primarily due to:

•	a continuation of the post-COVID economic recovery and corresponding improvement in the sales tax base, reflecting GDP growth, increased business investment, retail sales growth and increased household consumption; and

•	a lower adjustment for Saskatchewan Low Income Tax Credit payments.

Corporation income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	stronger 2020 taxpayer assessments, resulting in a large positive prior year adjustment; and

•	an improvement in the federal tax base forecast; partially offset by

•	the first full year impact of the temporary 0 per cent small business tax rate.

Property tax

The year-over-year and actual-to-budget decreases are primarily due to:

•	lower assessment growth and an increase in property tax abatements.

20   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other tax (including fuel, tobacco and other miscellaneous tax)

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in fuel tax revenue, primarily due to increased consumption, partially offset by higher First Nations rebates and commercial refunds;

•	an increase in insurance premiums tax, primarily due to growth in the value of insured property;

•	an increase in Corporation Capital Tax, primarily reflecting higher payments from financial institutions; and

•	an increase in Cannabis Excise Tax, reflecting increased consumption.

These increases are partially offset by:

•	a decrease in tobacco tax as a result of reduced consumption, net of a decline in First Nations rebates.

Government of Saskatchewan Public Accounts 2021-22   21

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Non-Renewable Resources Revenue – Comparison to Budget and Prior Year (millions of dollars)	In 2022, non-renewable resources revenue was $2.92 billion, an increase of $1.81 billion, or 163.6 per cent, over 2021 and a $1.59 billion, or 119.8 per cent, increase when compared to budget. There is a year-over-year and actual-to-budget increase in all non-renewable resources revenue categories with the most significant increases in potash, oil and natural gas and resource surcharge.

Potash

The year-over-year and actual-to-budget increases are primarily due to:

•	the average mine netback price increasing from $390 per K2O tonne in 2021 and $396 per K2O tonne at budget to $683 per K2O tonne in 2022.

This increase is partially offset by:

•	a decrease in sales volume from 14.1 million K2O tonnes in the prior year and 14.3 million K2O tonnes at budget to 13.8 million K2O tonnes in 2022; and

•	a higher average exchange rate.

Oil & natural gas

The year-over-year and actual-to-budget increases are primarily due to:

•	a higher average Canadian dollar well-head oil price in Saskatchewan of $77.54 per barrel in 2022, compared to $36.54 per barrel in the prior year and $49.31 at budget. This increase in the average Canadian dollar well-head oil price is due to:

•	a higher average U.S. dollar West Texas Intermediate (WTI) oil price; and

•	a lower average light-heavy oil blend differential; partially offset by

•	a higher average exchange rate.

•	an increase in oil production compared to the prior year and budget

Resource surcharge

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase from the potash sector, primarily due to higher average prices;

•	an increase from the oil and gas sector, mainly reflecting higher WTI oil prices; and

•	an increase from the uranium sector, primarily due to the impact of the temporary COVID-related closure of mines in the prior year and higher-than-budgeted prices.

Other non-renewable resources (including crown land sales and other miscellaneous non-renewable resources)

The year-over-year increase is primarily due to:

•	an increase in uranium revenue resulting from COVID-related temporary mine shutdowns in the prior year;

•	an increase in gold royalties; and

•	an increase in crown land sales due to an increase in both hectares sold and the average price per hectare, with subsurface mineral rights sales and WTI oil prices both increasing.

The actual-to-budget increase is primarily due to:

•	an increase in crown land sales primarily reflecting higher-than-budgeted subsurface mineral rights sales.

22   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Net Income from GBEs – Comparison to Budget and Prior Year (millions of dollars)	Net income from GBEs was $838 million in 2022, a decrease of $440 million, or 34.5 per cent, from 2021 and $62 million, or 6.8 per cent, from budget. The decrease from prior year is due to a decrease in the insurance and financing and utility sectors, offset partially by an increase in the liquor and gaming sector. The decrease from budget is due to a decrease in the insurance and financing sector, mostly offset by better-than-expected results in the utilities and liquor and gaming sectors.

Liquor and gaming

The year-over-year increase is primarily a result of:

•	the re-opening of casinos and video lottery terminals (VLTs) as COVID-related public health measures were lifted.

This year-over-year increase was partially offset by:

•	a decrease in liquor sales.

The increase over budget is primarily due to:

•	higher-than-expected liquor sales and VLT profits.

Utility

The year-over-year decrease is primarily due to:

•	an increase in fuel and purchased power costs from lower cost hydro production being replaced with more expensive fuel sources and increased generation volumes;

•	higher federal carbon charges due to lower hydro generation combined with a carbon capture and storage facility being offline for unplanned maintenance;
•	a favorable ruling in the prior year by an arbitration panel in relation to a contractual dispute at SaskPower resulting in a cash award;

•	lower customer capital contributions due to a large capital project being completed;

•	an increase in capital related costs for ongoing capital expenditure, particularly for the expansion of the province’s 5G network; and

•	greater natural gas operating and maintenance expenses primarily due to higher transportation cost, growing demand resulting in more natural gas imports from Alberta and increasing fuel prices.

These year-over-year decreases are partially offset by:

•	an increase in electricity sales, including export sales to the Alberta market, largely attributed to the improved economic conditions as the province recovers from the pandemic;

•	an increased margin on natural gas sales resulting from favorable year-over-year market value adjustments;

•	an increase in funding for power grid renewal;

•	an increase in natural gas transportation and storage revenue primarily due to a rate increase and a return of transportation contracting to pre-pandemic levels; and

Government of Saskatchewan Public Accounts 2021-22   23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Utility (continued)

•	a favorable litigation ruling in the current year related to SaskEnergy’s head office building.

The increase over budget is primarily due to:

•	higher-than-budgeted natural gas sales revenue, mainly attributable to greater-than-expected increases in prices; and

•	unbudgeted favorable market value adjustments on future natural gas purchase contracts.

Insurance and financing

The decrease over prior year is primarily due to:

•	a decrease from the strong investment returns reported in the prior year that captured the rebound in equity markets following the onset of COVID; and

•	a return to pre-COVID underwriting results across most lines of business. The most significant decline was for auto insurance resulting primarily from increases in both claim frequency and severity as COVID restrictions were eased and more vehicles were on the roads. The cost of increased claims was partially offset by an increase in premium revenue from a higher number of licensed vehicles.

These year-over-year decreases are partially offset by:

•	a lower rebate paid to the motoring public of Saskatchewan in the current year compared to the prior year.

The decrease over budget is primarily due to:

•	poorer-than-expected underwriting results primarily due to a large storm that occurred in Regina in August 2021, for which there was a partial reinsurance recovery;

•	greater-than-expected workers’ compensation claim costs tied to an actuarial increase in benefits liability;

•	an unbudgeted rebate paid to motoring public of Saskatchewan; and

•	lower-than-anticipated investment income due to uncertainty in world markets and increasing interest rates.

These decreases over budget are partially offset by:

•	lower-than-anticipated costs associated with operational growth and corporate transformation at Saskatchewan Government Insurance and Saskatchewan Auto Fund.

24   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other Own-Source Revenue – Comparison to Budget and Prior Year (billions of dollars)	Other own-source revenue was $2.72 billion in 2022, an increase of $594 million, or 28.0 per cent, over 2021 and $613 million, or 29.1 per cent, when compared to budget. A significant portion of the year-over-year and actual-to-budget increases are due to increased insurance revenue resulting from reinsurance recoveries on drought-related crop insurance claims.

Fees

The year-over-year and actual-to-budget increases were due to:

•	an increase in healthcare fees as a result of increased utilization of services post-COVID; and

•	increased recoverable costs for fire suppression activities; partially offset by

•	decreased fees earned by school divisions primarily from the impact of COVID-19 restrictions on extracurricular activities and facility rentals.

In addition, there was:

•	a year-over-year increase in 911 fees reflecting a new fee structure; and

•	higher-than-budgeted forestry revenue, reflecting an unbudgeted rise in lumber prices and high market demand;

Insurance

The year-over-year and actual-to-budget increases are due to:

•	a reinsurance recovery due to increased crop insurance losses related to drought-related claims; and

•	increased crop insurance premiums due to increased prices and acres insured by producers.

Investment Income

The year-over-year decrease is due to:

•	weak market performance in the public employees’ benefit plans compared to the strong earnings in the prior year; and

•	lower sinking fund earnings, primarily the result of changes in interest rates.

The increase from budget was nominal.

Other (including transfers from other governments and miscellaneous)

The year-over-year and actual-to-budget increases were due to:

•	increased donations of COVID-19 test kits and personal protective equipment from the federal government; and

•	an increase in recoveries, primarily related to drug plan product listing agreements and physician repayments.

The increase over budget was additionally impacted by:

•	higher-than-budgeted lottery sales; and

•	unbudgeted grants-in-lieu of property taxes.

Government of Saskatchewan Public Accounts 2021-22   25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Transfers from the Federal Government – Comparison to Budget and Prior Year (billions of dollars)	Federal transfers were $3.46 billion in 2022, an increase of $326 million, or 10.4 per cent, over 2021 and $551 million, or 18.9 per cent, when compared to budget. The year-over-year increase is mainly due to a new Drought Response Initiative for livestock producers and increased funding for the Accelerated Sites Closure Program, partially offset by an overall decrease in COVID-related funding. The actual-to-budget increase is mainly due to unbudgeted COVID-related funding and the new Drought Response Initiative.

Canadian Health Transfer

The year-over-year increase is primarily due to:

•	a legislated annual increase in the national allocation equal to the greater of 3 per cent and the three-year moving average of the Canadian nominal GDP growth rate with an adjustment for changes in Saskatchewan’s share of the national population.

The increase from budget was nominal.

Canadian Social Transfer

The year-over-year increase is primarily due to:

•	a legislated 3 per cent annual increase in the national allocation with an adjustment made for changes in Saskatchewan’s share of the national population.

The increase from budget was nominal.

Other transfers from the federal government

The year-over-year and actual-to-budget increases are primarily due to:

•	an unbudgeted new Drought Response Initiative to compensate livestock producers;

•	a budgeted increase in funding for the Accelerated Site Closure Program for the reclamation of inactive oil wells. Although there was a year-over-year increase in projects completed, completions were less-than-budgeted;

•	an unbudgeted increase in federal disaster assistance funding;

•	new, unbudgeted funding for Saskatchewan’s share of the Early Learning and Child Care agreements; and

•	an unbudgeted increase in federal contributions to crop insurance premiums, mainly the result of increased insured acres and higher prices.

These increases were partially offset by:

•	a net decrease in funding for COVID-related health, safety and financial support measures, for which there was a decrease related to:

•	a budgeted decrease for 2021 funding:

•	Saskatchewan’s share of the Safe Restart Agreement and Safe Return to Class Fund; and

•	the Saskatchewan Temporary Wage Supplement program; partially offset by

•	an unbudgeted increase for 2022 funding for Saskatchewan’s share of the:

•	Helping our Health Systems Recover program;

•	Canada Community-Building Fund to help communities recover from the pandemic;

•	Canada’s Safe Long-term Care Fund to improve infection detection and control; and

•	Canada’s COVID-19 Immunization Plan for vaccine rollout support.

•	a year-over-year decrease for one-time funding received in the prior year for the federal Fiscal Stabilization Program; and

•	less-than-budgeted infrastructure funding due to slower-than-expected progress on projects.

26   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Expense

Total expense was $19.60 billion in 2022, 70.2 per cent of which represents spending in the health, education and agriculture sectors. The SFS report expense by theme and by object, or major type of expense such as salaries and benefits, transfers and operating costs.

Expense by Theme – 2022 ($19.60 billion) (per cent)

Expense by Theme – Percentage of Total Expense

(per cent)

*  In 2022, key components of “other” include financing charges (4%), community development (4%), transportation (3%), economic development (3%), general government (2%) and environment and natural resources (2%).

Government of Saskatchewan Public Accounts 2021-22   27

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Theme – Comparison to Budget and Prior Year (billions of dollars)	Total expense was $19.60 billion in 2022. This represents an increase of $3.95 billion, or 25.3 per cent, over the prior year and $2.52 billion, or 14.7 per cent, over budget. The most notable increase over both prior year and budget is in the agriculture theme. Drought conditions across the province created unfavorable crop conditions that resulted in record crop insurance claim payouts for poor crop quality and yields.

*

In 2022 Actual, key components of “other” include financing charges ($718 million), community development ($683 million), transportation ($633 million), economic development ($521 million), general government ($464 million) and environment and natural resources ($403 million).

Health

The year-over-year and actual-to-budget (both unless otherwise specified) increases are primarily due to:

•	incremental COVID-related operating costs primarily comprised of:

•	compensation of health care workers, mainly for increase in overtime and sick leave usage;

•	a year-over-year increase in spending on physician services, including contracted services to 3rd party medical providers, due to an increase in surgical and ICU volumes;

•	contracted staff, mainly for contact tracing, testing and vaccination program delivery;

•	medical and lab supplies; and

•	unbudgeted rental of facilities to house vaccine delivery and testing.

•	the utilization and distribution of federally donated COVID test kits;

•	additional spending in the Saskatchewan Prescription Drug Program due to increase in price and utilization and pharmacy delivered COVID vaccinations;

•	a general increase in health care wages due to an increase in the average hourly rate of compensation and the utilization of sick leave; and
•	the budgeted reclassification of College of Medicine costs from the education to the health theme to better reflect the nature of spending.

These increases were partially offset by:

•	unbudgeted savings from COVID-related service slowdowns where there were temporarily lower utilization rates for certain services.

28   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Expense (continued)

Education

The year-over-year increase is primarily due to:

•	an increase in pension costs for Teacher’s Superannuation Plan (TSP) primarily due to prior year gains being fully amortized and new losses arising from changes in actuarial assumptions, including lower interest rates;

•	increased spending related to the new Canada-wide Early Learning and Child Care agreements;

•	increased costs in school divisions related to additional teaching and caretaking staff upon the return to classrooms, as well as purchases of personal protective equipment and other COVID-related safety equipment; and

•	increased funding to universities and colleges to improve long-term sustainability and support growth.

These increases were partially offset by:

•	the budgeted reclassification of College of Medicine costs from the education to the health theme to better reflect the nature of spending; and

•	a reduction in spending related to Saskatchewan’s child care component of the federal Safe Restart Agreement.

The decrease from budget is mainly attributed to:

•	lower-than-budgeted spending in K-12 schools associated with reduced fundraising activities due to COVID, reduced spending on preventative maintenance and renewal, part of which resulted from lower-than-budgeted federal funding;

•	lower-than-budgeted Labour Market Agreement program costs due to reduced uptake; and

•	lower-than-expected pension costs for TSP related to losses from the change in the interest rate assumption.

These decreases were partially offset by:

•	unbudgeted spending related to the new Canada-wide Early Learning and Child Care agreements.

Agriculture

The year-over-year and actual-to-budget increases are primarily due to:

•	drought conditions across the province during 2021-22, resulting in a significant increase in crop insurance indemnities paid to producers;

•	relief payments to livestock producers under the new federal-provincial Drought Response Initiative;

•	increased payments under the Wildlife Damage Compensation program due to higher crop prices; and

•	increased AgriStability benefits as a result of updated forecasts including changes made to the benefit calculation.

These increases were partially offset by:

•	decreased livestock price insurance indemnities paid to producers due to a more stable cattle market.

Social services and assistance

The year-over-year increase is primarily due to:

•	increased spending in various disability and child and family programs to address utilization pressures, provide other service enhancements, and increase funding to community-based organizations;

•	increased utilization of the Saskatchewan Assured Income for Disability program; and

•	increased social housing maintenance and utility costs.

These increases were mostly offset by:

•	lower combined utilization of Saskatchewan Assistance Program, Transitional Employment Allowance, Saskatchewan Income Support and Rental Housing Supplements; and

•	decreased COVID-related costs for the hotel isolation program.

The decrease from budget is primarily due to:

•	a decrease in income assistance mainly due to lower-than-budgeted utilization and average payments;

•	lower-than-budgeted expenses related to community-based organization recoveries for disability services, along with delayed construction of a third safety net home; and

•	lower-than-budgeted social housing costs due to lower-than-expected uptake in housing projects and increased vacancies.

Government of Saskatchewan Public Accounts 2021-22   29

Financial Statement Discussion and Analysis

Details

Expense (continued)

Protection of persons and property

The year-over-year and actual-to-budget increases are primarily due to:

•	COVID-related expenses including:

•	operating pressures in custody and court services resulting from utilization and COVID-19 protocols; and

•	an increase related to the COVID-19 response, including the COVID-19 Provincial Emergency Operations Centre.

•	increased costs associated with a higher-than-normal fire season; and

•	increased RCMP costs, primarily due to settlement of a new collective bargaining agreement.

Other expense themes (including financing charges, community development, transportation, economic development, general government, and environment and natural resources)

The year-over-year increase is primarily due to:

•	an increase in pension costs for the Public Service Superannuation Plan (PSSP) primarily due to prior year gains being fully amortized and new losses arising from changes in actuarial assumptions, including lower interest rates;

•	increased infrastructure funding to municipalities through the Investing in Canada Infrastructure Program;

•	an increase in the cost of highways primarily related to winter maintenance and additional amortization on completed projects; and

•	a one-time prior year recovery of the contaminated sites provision resulting from a change in measurement to align with industry practices and regulations.

These increases were partially offset by:

•	a net decrease in COVID-related economic stimulus measures primarily provided in the prior year related to the:

•	Municipal Economic Enhancement Program;

•	Safe Restart Agreement;

•	Small Business Emergency Payment Program;

•	Saskatchewan Temporary Wage Supplement Program;

•	Saskatchewan tourism sector support; and

•	Emergency Pandemic Support for First Nations and Metis organizations in response to closure of gaming establishments.

partially offset by increases in funding for ongoing programs, including the:

•	Accelerated Site Closure Program spending for the reclamation of inactive wells;

•	Saskatchewan Economic Recovery Rebate; and

•	a one-time pandemic recovery top-up in funding to communities through the federal Canada Community-Building Fund.

•	the administration of the 2020 general election in the prior year;

•	decreased spending under New Building Canada Fund as construction projects are finalized; and

•	a decrease in financing charges attributed to a decrease in pension related financing costs where there were lower interest rates and pension obligation balances in the TSP and PSSP, almost fully offset by increased borrowing requirements.

The decrease from budget is primarily due to:

•	several budgeted waste management projects being deferred to next year;

•	lower-than-anticipated activity for the Accelerated Site Closure Program;

•	a decrease in pension costs for the PSSP primarily due to losses being lower than estimated for the change in the interest rate assumption and plan experience differences;

•	lower-than-expected financing charges primarily due to lower-than-anticipated borrowing and related interest rates and lower pension obligation balances with a higher return on TSP assets; and

•	unbudgeted changes in public employee benefit plans’ insurance provisions.

These decreases from budget were partially offset by:

•	greater-than-expected highway winter maintenance costs; and

•	greater-than expected COVID-related support measures primarily comprised of the:

•	Saskatchewan Economic Recovery Rebate;

•	unbudgeted additional funding to municipalities under the Canada Community-Building Fund intended to assist communities to recover from the pandemic; and

•	Small Business Emergency Payment Program.

30   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Object – 2022 ($19.60 billion)

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object – Percentage of Total Expense

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object (billions of dollars)	The most significant change is a $2.69 billion increase in operating costs, primarily due to record crop insurance claims resulting from drought conditions experienced across the province.

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Government of Saskatchewan Public Accounts 2021-22   31

Financial Statement Discussion and Analysis

Details

Expense (continued)

Financing Charges (millions of dollars)

Financing charges have increased in recent years mainly due to an increase in debt financing for the replacement of aging infrastructure as well as for the building of new capacity to meet the demands of the province’s growing population.

The average effective interest rate on gross debt during 2022 was 3.1 percent (2021 – 3.5 per cent). Pension interest expense is a function of the unfunded pension liability and the interest rates that are based on the Government’s borrowing rates. The unfunded pension liability during 2022 was 2.6 per cent (2021 – 2.8 per cent). Interest on P3 obligations, ranging from 3.1 to 3.5 per cent, reflects the Government’s cost of borrowing at the date the P3 contract was signed.

*	In 2016, the inclusion of an additional three months of operations of certain GBEs contributed approximately $120 million to GBE financing charges.

The Statement of Operations reports financing charges that the Government incurs related to its general debt, unfunded pension liability and obligations under long-term financing arrangements (P3 obligations) but does not include government business enterprise (GBE) financing charges. GBE financing charges are included in the net income from GBEs reported on the Statement of Operations and disclosed in schedule 3 of the SFS. For general debt, financing charges are determined by the amount of general debt and the interest rate attached to that debt.

32   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Financial Assets

Financial assets represent the amount of resources available to the Government that can be converted to cash to meet obligations or fund operations.

Financial Assets (billions of dollars)	From 2018 to 2022, financial assets increased by $3.26 billion. This was primarily a result of a $1.41 billion increase in investment in GBEs and a $1.20 billion increase in cash and temporary investments.

*	At March 31, 2022, primarily accounts receivable ($2.29 billion), loans receivable ($553 million) and other investments ($467 million).

Liabilities

Liabilities represent the obligations the Government has to others arising from past transactions or events.

Liabilities (billions of dollars)	From 2018 to 2022, liabilities increased by $7.46 billion. This was primarily a result of a $8.35 billion increase in general debt.

*	At March 31, 2022, primarily accounts payable and accrued liabilities ($3.15 billion).

Government of Saskatchewan Public Accounts 2021-22   33

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Public Debt (billions of dollars)	At March 31, 2022, the SFS report general debt of $17.61 billion and GBE specific debt of $9.63 billion. General debt, after several years of little change, has increased over the past seven years. Until 2021, these increases helped to finance the replacement of aging infrastructure as well as build new capacity to meet the demands of a growing population in the Province. Over the past two years, the increase primarily is a combination of COVID-related economic stimulus spending on infrastructure and borrowing to cover COVID-related revenue shortfalls and incremental expenses.

Public debt consists of gross debt net of sinking funds and includes:

•	general debt, which is:

•	debt issued by the General Revenue Fund (GRF) and other government service organizations (GSOs); and

•	debt issued by the GRF and subsequently loaned to GBEs; and

•	GBE specific debt, which is debt issued by GBEs or debt issued by the GRF specifically on behalf of GBEs where the Government expects to realize the receivables from the GBEs and settle the external debt simultaneously.

The general debt on the Statement of Financial Position does not include GBE specific debt. GBE specific debt is included in the Investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 8 of the SFS.

Pension Liabilities (billions of dollars)	At March 31, 2022, the SFS report pension liabilities of $6.43 billion, a decrease of $34 million since 2013. Pension liability increases up to 2016 represent the amount by which pension costs, including interest on the pension liabilities and actuarial adjustments, exceeded payments to the pension plans and retirees. This was primarily a result of a decline in interest rates over the same period of time, where small fluctuations in interest rates had a significant impact on the pension liability. Since 2016, the pension liability has decreased by $1.49 billion as payments have begun to exceed the pension costs.

Pension liabilities represent the future obligations for the Government’s defined benefit pension plans. The pension liability fluctuates with changes in actuarial assumptions such as interest rates and life expectancy. The Government limited its pension exposure over 40 years ago when it closed the main defined benefit plans to new members and introduced defined contribution plans. There is no liability exposure for the Government under defined contribution plans.

34   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Obligations under Long-Term Financing Arrangements (billions of dollars)	The Government is party to four P3 arrangements (as disclosed in schedule 10 of the SFS). All four P3 projects have been complete and operational since 2020.

Obligations under long-term financing arrangements represent the Government’s liability for public private partnerships (P3s). P3 obligations increase as the related assets are built (percentage of completion basis), and are reduced as payments are made to the P3 partner.

Non-Financial Assets

Non-financial assets typically represent resources that the Government can use to provide services in the future. Non-financial assets primarily consist of capital assets but also include inventories held for consumption and prepaid expenses.

Net Book Value of Capital Assets

(billions of dollars)

The Statement of Financial Position reports a net book value of capital assets recognized by government service organizations (GSOs) of $12.32 billion and does not include the capital assets recognized by GBEs. Capital assets recognized by GBEs total $16.38 billion at March 31, 2022 and are included in the investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS. The net book value represents the original cost of capital assets net of accumulated amortization, disposals and write-downs in value.

The net book value of capital assets recognized by the Government has steadily increased over the last five years indicating that the Government has been acquiring new, or replacing existing, capital assets.

Acquisition of capital assets in 2022 was $2.39 billion, $1.44 billion acquired by GBEs and $949 million by GSOs. The investment in capital assets made by GSOs is primarily in the transportation, health and education sectors mainly for road, bridge and water management assets ($472 million) and land, buildings and improvements ($281 million). The GBEs continued to replace aging infrastructure and invest in capital projects to meet the demand for growth, and improve safety.

Government of Saskatchewan Public Accounts 2021-22   35

Financial Statement Discussion and Analysis

Details

Cash Flow

The Statement of Cash Flow reports on the sources and uses of cash and temporary investments during the year. During the year, the Government’s overall cash position increased by $193 million, from $2.86 billion in 2021 to $3.06 billion in 2022.

Sources of Cash (billions of dollars)	The primary source of cash is $8.20 billion from taxation. Another significant source of cash is $3.15 billion in proceeds from general debt.

Uses of Cash (billions of dollars)	The most significant use of cash is $7.73 billion for salaries and benefits largely for frontline service providers in the health and education sectors. Another significant use of cash is $5.40 billion for transfers.

36   Government of Saskatchewan Public Accounts 2021-22

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government cannot directly control. These risks and uncertainties include:

•	changes in economic factors such as economic growth or decline, commodity and non-renewable resource prices, inflation, interest rates, marketplace competition, trade barriers, population change, personal income and retail sales;

•	exposure to interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk (see note 3 of the SFS);

•	changes in transfers from the federal government;

•	utilization of government services, such as insurance, health care and social services;

•	volatility in the pension liability due to external factors such as interest rates and actuarially determined assumptions of future events;

•	other unforeseen developments including unusual weather patterns and natural and other disasters;

•	criminal or malicious attacks, both cyber and physical in nature, potentially resulting in business interruption, privacy breach and loss of, or damage to, information, facilities and equipment;

•	identification and quantification of environmental liabilities;

•	supply chain disruptions and other factors that could hinder the safe delivery of products and services;

•	outcomes from litigation, arbitration and negotiations with third parties;

•	changes in reported results where actual experience may differ from initial estimates as discussed in note 2 of the SFS; and

•	changes in accounting standards.

Recognizing that Saskatchewan is reliant on the revenue from non-renewable resources and that the Province’s financial results can be influenced by other external factors, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resources prices. The Government uses a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions for fiscal forecasts both on budget day and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resources prices, are estimated on a regular basis to quantify the risk associated with each forecast assumption. By understanding the size of the risk inherent in the fiscal projections, the Government is better able to make sound financial decisions.

Finally, for the Government to meet its challenges of growth and remain competitive where it operates in a competitive environment, attention is directed towards maintaining and investing in the Province’s infrastructure to support the steady growth the Province has been experiencing and to allow for continued growth in the future.

The COVID-19 pandemic caused material disruption to businesses and resulted in an economic slowdown. COVID-19 increases the risks and uncertainties to the Government’s financial position and operations. While Saskatchewan continues to show a strong recovery from the economic fallout of the pandemic, the impact of COVID-19 is ongoing and its effect on future results cannot be reasonably determined at this time.

Government of Saskatchewan Public Accounts 2021-22   37

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. Her report, which appears on the following page, provides the scope of her audit and states her opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

DONNA HARPAUER
Deputy Premier and
Minister of Finance

RUPEN PANDYA
Deputy Minister of Finance

TERRY PATON
Provincial Comptroller

Regina, Saskatchewan
June 2022

Government of Saskatchewan Public Accounts 2021-22   41

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

Opinion

We have audited the consolidated financial statements of the Government of Saskatchewan, which comprise the Statement of Financial Position as at March 31, 2022, and the Statements of Operations, Accumulated Deficit, Change in Net Debt, and Cash Flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government of Saskatchewan as at March 31, 2022, and the consolidated results of its operations, the consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Government of Saskatchewan in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the information included in Public Accounts 2021-22 Volume 1 Summary Financial Statements, but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or any knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government of Saskatchewan’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Government of Saskatchewan either intends to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Government of Saskatchewan’s financial reporting process.

Government of Saskatchewan Public Accounts 2021-22   43

Summary Financial Statements

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

➢

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

➢

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government of Saskatchewan’s internal control.

➢	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

➢

Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government of Saskatchewan’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Government of Saskatchewan to cease to continue as a going concern.

➢

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

➢

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Government of Saskatchewan to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the consolidated financial statement audit. We are solely responsible for the auditor’s opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control identified during the audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Regina, Saskatchewan	TARA CLEMETT, CPA, CA, CISA
June 16, 2022	Provincial Auditor
Office of the Provincial Auditor

44   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Statement of Financial Position

As at March 31, 2022

(thousands of dollars)

	2022	2021
Financial Assets
Cash and temporary investments	3,055,314	2,862,621
Accounts receivable (schedule 1 )	2,287,343	1,754,866
Loans receivable (schedule 2 )	553,467	503,773
Investment in government business enterprises (schedule 3 )	7,692,148	7,466,716
Other investments (schedule 4 )	467,085	410,731
Other financial assets	3,869	4,895

Total Financial Assets	14,059,226	13,003,602

Liabilities
Accounts payable and accrued liabilities (schedule 5 )	3,145,238	3,148,937
Unearned revenue (schedule 6 )	437,403	527,204
Pension liabilities (note 4 )(schedule 7 )	6,433,849	6,575,845
General debt (schedule 8 )	17,608,220	14,481,477
Obligations under long-term financing arrangements (schedule 10 )	1,407,407	1,440,677
Other liabilities (schedule 11 )	515,288	512,154

Total Liabilities	29,547,405	26,686,294

Net Debt	(15,488,179)	(13,682,692)

Non-Financial Assets
Tangible capital assets (schedule 12 )	12,318,579	12,017,273
Inventories held for consumption (schedule 13 )	268,619	236,787
Prepaid expenses	68,724	60,991

Total Non-Financial Assets	12,655,922	12,315,051

Accumulated Deficit	(2,832,257)	(1,367,641)

Contractual rights and obligations (note 6 )

Contingencies (note 7 )

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2021-22   45

Summary Financial Statements

Statement of Operations

For the Year Ended March 31, 2022

(thousands of dollars)

	2022		2021
	Budget	Actual	Actual
Revenue
Taxation	7,238,000	8,202,263	6,881,974
Non-renewable resources	1,328,500	2,919,999	1,107,774
Net income from government business enterprises (schedule 3 )	899,200	837,651	1,278,141
Other own-source	2,104,100	2,717,124	2,122,951
Transfers from the federal government	2,908,500	3,459,134	3,133,069

Total Revenue (schedule 14)	14,478,300	18,136,171	14,523,909

Expense
Health	6,535,300	6,882,972	6,338,063
Education	3,753,200	3,685,349	3,276,875
Agriculture	879,300	3,194,351	525,934
Social services and assistance	1,556,700	1,458,370	1,448,377
Protection of persons and property	845,100	961,343	819,709
Financing charges (schedule 16 )	755,000	718,206	720,829
Community development	690,400	682,889	792,587
Transportation	607,700	633,494	616,853
Economic development	527,000	520,774	477,746
General government	524,600	463,599	379,395
Environment and natural resources	414,900	403,120	254,574

Total Expense (schedule 15)	17,089,200	19,604,467	15,650,942

Deficit	(2,610,900)	(1,468,296)	(1,127,033)

The accompanying notes and schedules are an integral part of these financial statements.

46   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Statement of Accumulated Deficit

For the Year Ended March 31, 2022

(thousands of dollars)

	2022		2021
	Budget	Actual	Actual
Accumulated deficit, beginning of year	(1,367,641)	(1,367,641)	(191,317)
Adjustment to accumulated deficit (note 8)	—	(87,770)	(32,392)
Deficit	(2,610,900)	(1,468,296)	(1,127,033)
Other comprehensive income (loss) (schedule 3)	—	91,450	(16,899)

Accumulated Deficit, End of Year	(3,978,541)	(2,832,257)	(1,367,641)

Statement of Change in Net Debt

For the Year Ended March 31, 2022

(thousands of dollars)

	2022		2021
	Budget	Actual	Actual
Deficit	(2,610,900)	(1,468,296)	(1,127,033)

Tangible Capital Assets (schedule 12)
Acquisitions	(1,089,900)	(948,554)	(837,101)
Amortization	628,100	641,530	630,206
Disposals	—	7,148	8,350
Write-downs	—	2,505	6,676
Adjustments	—	(3,935)	33,392

Net Acquisition of Tangible Capital Assets	(461,800)	(301,306)	(158,477)
Net Acquisition of Other Non-Financial assets	—	(39,565)	(59,010)

Increase in Net Debt from Operations	(3,072,700)	(1,809,167)	(1,344,520)
Adjustment to accumulated deficit (note 8)	—	(87,770)	(32,392)
Other comprehensive income (loss) (schedule 3)	—	91,450	(16,899)

Increase in Net Debt	(3,072,700)	(1,805,487)	(1,393,811)
Net debt, beginning of year	(13,682,692)	(13,682,692)	(12,288,881)

Net Debt, End of Year	(16,755,392)	(15,488,179)	(13,682,692)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2021-22   47

Summary Financial Statements

Statement of Cash Flow

For the Year Ended March 31, 2022

(thousands of dollars)

	2022	2021
Operating Activities
Deficit	(1,468,296)	(1,127,033)
Non-cash items included in the deficit
Net income from government business enterprises (schedule 3)	(837,651)	(1,278,141)
Other non-cash items included in the deficit (schedule 18)	632,733	580,321
Net change in non-cash operating activities (schedule 18)	(942,951)	(115,558)
Dividends received from government business enterprises (schedule 3)	665,369	638,579

Cash Used for Operating Activities	(1,950,796)	(1,301,832)

Capital Activities
Acquisition of tangible capital assets (schedule 12)	(948,554)	(837,101)
Proceeds on disposal of tangible capital assets	8,057	8,366

Cash Used for Capital Activities	(940,497)	(828,735)

Investing Activities
Net increase in loans receivable	(55,036)	(42,541)
Repayment of (increase in) equity advances to government business enterprises	38,300	(4,000)
Acquisition of other investments	(188,481)	(57,335)
Disposition of other investments	146,543	74,343
Sinking fund contributions for general debt (schedule 9)	(196,701)	(165,084)
Sinking fund redemptions for general debt (schedule 9)	10,717	320,924

Cash (Used for) Provided by Investing Activities	(244,658)	126,307

Financing Activities
Proceeds from general debt	3,389,299	3,542,792
Repayment of general debt	(54,680)	(1,366,433)
Decrease in obligations under long-term financing arrangements	(33,270)	(31,664)
Increase (decrease) in other liabilities[1]	27,295	(14,295)

Cash Provided by Financing Activities	3,328,644	2,130,400

Increase in cash and temporary investments	192,693	126,140
Cash and temporary investments, beginning of year	2,862,621	2,736,481

Cash and Temporary Investments, End of Year [2] [3]	3,055,314	2,862,621

[1]	Excludes the changes in unamortized debt related costs, which are classified as operating activities.
[2]	Comprised of:

	2022	2021
Cash	1,327,429	1,530,649
Temporary investments	1,727,885	1,331,972

Cash and Temporary Investments, End of Year	3,055,314	2,862,621

[3]	Includes $10.4 million (2021 - $9.0 million - restated) segregated as a result of restrictions in agreements with external parties.

The accompanying notes and schedules are an integral part of these financial statements.

48   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

As at March 31, 2022

1. Significant Accounting Policies

Basis of accounting

These Summary financial statements are prepared in accordance with Canadian public sector accounting standards issued by the Public Sector Accounting Board.

Government reporting entity

The government reporting entity consists of public sector entities (entities), which include government service organizations, government business enterprises and partnerships.

Government service organizations and government business enterprises are entities controlled by the Government. Controlled entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and other organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other controlled entities are government service organizations.

A partnership exists when the Government has entered into a contractual arrangement with one or more partners outside the government reporting entity where these partners share control of governance decisions and, on an equitable basis, share the significant risks and benefits associated with operating the partnership.

A listing of the entities included in the government reporting entity is provided in schedule 19. Unless otherwise noted, the financial activities of all subsidiaries of these entities have also been included.

Trust funds

Trust funds consist of property conveyed or assigned to the Government, as trustee, by agreement or statute to administer on behalf of beneficiaries. Because trust funds are administered but not controlled by the Government, the funds are excluded from the government reporting entity and disclosed in note 5.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated. Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are recorded using the modified equity method based on their results prepared in accordance with International Financial Reporting Standards. Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of government business enterprises without adjustment to the accounting policies described in this note. With the exception of dividends and unrealized inter-entity gains and losses, inter-entity balances and transactions are not eliminated.

Partnerships are proportionately consolidated, at the ownership share disclosed in schedule 19, after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated.

Financial results of entities with fiscal year ends other than March 31 are adjusted for transactions occurring on or before March 31 that have a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments have terms to maturity of less than one year and due to their short-term nature, cost approximates market value.

Accounts receivable are initially recorded at cost. A valuation allowance is recognized when collection is uncertain.

Government of Saskatchewan Public Accounts 2021-22   49

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Loans receivable are initially recorded at cost. Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss.

Other investments are recorded at cost, with the exception of pooled investment funds, which are recorded at market value. Investments recorded at cost are written down to market value when there is evidence of a permanent decline in value.

Other financial assets include inventories and other assets held for sale, which are valued at the lower of cost and net realizable value.

Liabilities

Liabilities are present obligations resulting from transactions and events occurring prior to year end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. Contingencies, including loss provisions on guaranteed debt, are recorded when it is likely that a liability exists and the amount can be reasonably estimated.

Accounts payable and accrued liabilities primarily include obligations to pay for goods and services acquired prior to year end and to provide authorized transfers where eligibility criteria are met. Obligations for contaminated sites are recorded net of any expected recoveries, using the Government’s best estimate of the amount required to remediate sites for which the Government is either directly responsible or has accepted responsibility. Accrued salaries and benefits include other employee future benefits which are recognized in the period the employees provide service.

Unearned revenue includes: government transfers with stipulations that meet the definition of a liability; amounts received in advance of taxes earned and goods or services provided; and contributions restricted for a stipulated purpose pursuant to an agreement with an external party. Amounts are recognized as: stipulations are met; taxes are earned or goods or services are provided; and contributions are used for the stipulated purposes.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 4. Pension plan assets are valued at market-related values. Changes in pension liabilities resulting from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Amortization commences in the year following the determination of the adjustment. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

General debt, recorded at par, is debt issued by government service organizations and includes issued amounts subsequently transferred to government business enterprises. Government business enterprise specific debt, which is disclosed separately on schedule 8, is debt issued by, or specifically on behalf of, government business enterprises.

Debenture issues that require contributions to a sinking fund are recorded at principal less sinking fund balances. Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis .

Obligations under long-term financing arrangements, represent the Government’s liability for public private partnership agreements (P3s) through which private sector proponents design, build, finance, operate and maintain certain of the Government’s tangible capital assets. The obligations are recorded on the percentage-of-completion basis over the period of construction of the P3 asset and are reduced by progress and capital payments made to the P3 partner. The percentage of completion is applied to the nominal value of progress payments and the present value of future capital payments, discounted to the date the asset is available for use, using the Government’s borrowing rate for general debt at the time the agreement is signed.

Other liabilities include unamortized debt-related costs, which is comprised of premiums and discounts, debt issue costs and foreign exchange gains and losses. These costs are deferred and amortized on a straight-line basis over the remaining life of the debt issue.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed and are not for sale in the normal course of operations. Non-financial assets are recorded at cost and expensed as they are consumed.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

50   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Tangible capital assets include all amounts directly attributable to the acquisition, construction, development or betterment of the asset. During construction, these assets are recorded based on their percentage of completion and are disclosed as work in progress. Amortization is generally on a straight-line basis over the estimated useful life of the asset and commences when the asset is put in service. Intangible assets, items inherited by right of the Crown such as Crown lands, forests, water and mineral resources, works of art and historical treasures are not recognized as assets in these financial statements as an estimate of their future economic benefits cannot be reasonably and verifiably quantified.

Tangible capital assets procured through P3s are valued at the total of the nominal value of progress payments made during or on completion of construction and the present value of the future capital payments, discounted to the date the asset is available for use, using the Government’s borrowing rate for general debt at the time the agreement is signed.

Revenue

Revenue, recorded on the accrual basis, represents economic resources earned by the Government from taxes and other sources that are used to deliver public services.

Taxation revenue is recognized when the tax has been authorized by the legislature and the taxable event occurs. The taxable event differs for each type of tax; for example, taxation revenue is recognized when taxpayers earn income, purchase products and services, or are in possession of real property. Tax concessions are recorded as a reduction in taxation revenue.

For individual and corporation income taxes, cash received from the federal government, adjusted for assessment data from the federal government when it provides a more reliable estimate, is used as the basis for recording the tax revenue.

Non-renewable resources revenue is recognized based on the production, sales or profits generated from the specific non-renewable resource. Oil and natural gas revenue is based primarily on price and production; resource surcharge revenue is based on sales volumes and prices; and potash revenue is based primarily on profits generated.

Transfers from the federal government are recognized as revenue in the period the transfer is authorized and eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as unearned revenue and recognized as the stipulations are met.

Expense

Expenses, recorded on the accrual basis, represent the Government’s cost to deliver public services and are classified by theme in the Statement of Operations and by object in Schedule 15, while Schedule 17 discloses expense themes by object. Transfers are recognized as expenses in the period the transfer is authorized and eligibility criteria are met.

Expenses classified by theme, which are based on the major functional groupings of activities, are as follows:

The agriculture theme includes expenses to assist and improve the agriculture and food industry through development activities including research, education, regulation and investment in the sector as well as providing direct support to farmers through loans, income stabilization and insurance programs.

The community development theme includes expenses to maintain and develop engaged and vibrant communities, including financial assistance and infrastructure funding to local governments and other authorities, which in turn provide community services. Community development also includes funding directed to specific community services such as sport, culture, arts, and heritage that improve quality of life.

The economic development theme includes expenses to strengthen, expand and diversify Saskatchewan’s economy as well as to promote trade and growth in export markets. The expenses arise from activities such as research, marketing, product development, financing, financial assistance, technology and infrastructure. Economic development also includes the strategic management of Saskatchewan’s non-renewable resources to support future economic activity.

The education theme includes expenses to develop and maintain a quality prekindergarten through post-secondary education system which is designed to impart knowledge and information, including activities that support and encourage ongoing learning and the acquisition of specialized skills as well as providing supports to help students be successful.

The environment and natural resources theme includes expenses to protect and improve the quality of the environment through: the management of fish, wildlife, forests and land; recycling; and the prevention and clean-up of environmental hazards.

Government of Saskatchewan Public Accounts 2021-22   51

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

The financing charges theme includes expenses associated with general debt including interest, foreign exchange gains and losses, discounts and premiums, fees and commissions. It also includes financing costs related to pension and other employee future benefits liabilities, obligations under long-term financing arrangements such as public private partnerships and capital lease obligations.

The general government theme includes expenses for centralized government services including: government contributions to, and management of, employee benefit plans; property, vehicle and information technology management; the collection of government revenues; the formation of budgetary policy; the preparation and audit of the Government’s public accounts; and the constitutional, political and law enactment aspect of the Government.

The health theme includes expenses to support, maintain and restore the physical and mental health of Saskatchewan residents. Health expense primarily includes: the delivery of health services through acute, emergency, rehabilitative, long-term, community-based, and home-based care; cancer prevention, diagnosis and treatment programs; the prevention and control of infectious diseases; the subsidization of prescription drugs; and the education and promotion of healthy lifestyles.

The protection of persons and property theme includes expenses to promote and ensure the security, safety and protection of residents and property which is mainly achieved through a fair justice system, policing programs and supervision and rehabilitation services for offenders. Protection of persons and property also includes: services that promote, support and enforce safe work practices and employment standards; provincial emergency management through 911 services, public safety, disaster assistance and wildfire management; and victims’ services.

The social services and assistance theme includes expenses to provide financial assistance and services to individuals and families in need because of poverty, abuse, neglect and disability. This includes income support programs, accessible and safe housing, child protection services, adoption services and providing life’s needs to persons with intellectual disabilities.

The transportation theme includes expenses for the development, construction and maintenance of an integrated provincial transportation system using highways, rural roads, bridges, ferry crossings, airstrips and communication networks.

Schedule 19 identifies the entities included in each theme.

New accounting standards

A number of new and amended Canadian public sector accounting standards have been issued but not applied in preparing these financial statements. The Government plans to adopt these new and amended standards on the effective date and is currently analyzing the impact this will have on these financial statements.

Effective April 1, 2022:

PS 3450 Financial Instruments, a new standard establishing guidance on the recognition, measurement, presentation and disclosure of financial instruments, including derivatives.

PS 2601 Foreign Currency Translation, replaces PS 2600 with revised guidance on the recognition, presentation and disclosure of transactions that are denominated in a foreign currency.

PS 1201 Financial Statement Presentation, replaces PS 1200 with revised general reporting principles and standards of presentation and disclosure in government financial statements.

PS 3041 Portfolio Investments, replaces PS 3040 with revised guidance on accounting for, and presentation and disclosure of, portfolio investments.

PS 3280 Asset Retirement Obligations, a new standard establishing guidance on the recognition, measurement, presentation and disclosure of a liability for retirement of a tangible capital asset.

Effective April 1, 2023:

PS 3400 Revenue, a new standard establishing guidance on the recognition, measurement, presentation and disclosure of revenue.

PS 3160 Public Private Partnerships, a new standard establishing guidance on the recognition, measurement and disclosure of public private partnerships arrangements.

52   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

2. Measurement Uncertainty

The use of estimates and assumptions is integral in determining amounts to be recognized and disclosed in financial statements. Uncertainty that exists when there is another reasonably possible amount is known as measurement uncertainty. While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

The impact of the COVID-19 pandemic adds an additional level of uncertainty for the measurement of certain amounts recorded in these financial statements, including the valuation of accounts receivable, loans receivable and certain investments.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists in the following recorded amounts:

(thousands of dollars)	2022	2021
Pension liabilities1a	6,549,867	6,773,508
Insurance claim obligations1a	4,458,622	4,132,308
Individual and corporation income taxation revenue1b	3,888,289	2,903,456
Canada Health and Social transfers revenue1c	1,808,969	1,761,712
Investments1d	1,408,748	1,221,968
Potash non-renew able resource revenue1e	1,266,848	421,619
Oil and natural gas non-renew able resource revenue1f	1,009,656	378,184
Environmental obligations1g	719,661	719,923
Resource surchange revenue1h	539,770	263,145
Provincial Disaster Assistance program receivable1i	290,005	223,400
Unbilled utility receivable1j	134,529	123,020
Agricultural income stability program obligations1a	96,030	80,369

[1]	Uncertainty exists in the valuation of these amounts because:
[a]	actual experience may differ from actuarial or historical estimations;
[b]	final tax assessments may differ from initial economic estimates;
[c]	changes may occur in economic and demographic conditions in the Province and the country;
[d]	certain investments have no active market;
[e]	actual operating profits may differ from initial estimates;
[f]	price and production sensitivities in the royalty revenue structures may exist;
[g]	the existence and extent of contamination and the timing and cost of remediation cannot be reliably estimated in all cases;
[h]	final valuation of resource sales may differ from initial estimates;
[i]	actual settlement payments may differ from initial estimates; and
[j]	actual usage may differ from estimated usage.

3. Risk Management of Investments and Debt

The Government, collectively through its government service organizations and government business enterprises, invests and borrows in both domestic and foreign capital markets. In doing so, the Government is exposed to interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk.

Interest rate risk is the risk of an unfavorable fluctuation in the Government’s investment income and financing charges due to changes in interest rates.

The Government manages this risk on its investments by setting asset mix guidelines that limit the extent to which interest rates impact the market value of the Government’s fixed income investments, such as bonds and debentures. It is estimated that a one per cent increase in interest rates would increase the Government’s deficit by $140.9 million (2021 - $140.0 million).

The Government manages this risk on its debt by issuing securities at predominantly fixed rates of interest rather than at floating rates of interest. Floating-rate debt primarily refers to floating-rate debentures, short-term promissory notes and fixed-rate debt maturing within one year. The Government seeks opportunities to effectively convert floating-rate debt into fixed-rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $195.4 million (2021 - $198.9 million). At March 31, 2022, 88.6 per cent (2021- 89.2 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Government of Saskatchewan Public Accounts 2021-22   53

Summary Financial Statements

Notes to the Financial Statements

3. Risk Management of Investments and Debt (continued)

Public debt includes floating-rate debt of $3,372.8 million (2021- $2,528.6 million). A one percentage point increase in interest rates would have increased the deficit by $33.7 million (2021- $25.3 million).

Foreign exchange rate risk is the risk that the Government’s investment income and financing charges will fluctuate unfavorably with a change in the value of the Canadian dollar relative to other currencies.

The Government manages this risk on its investments by defining maximum limits on exchange rate sensitive assets, such as foreign equities, in investment portfolios. It is estimated that a ten per cent appreciation in the Canadian dollar relative to other currencies would result in a $233.9 million (2021 - $262.1 million - restated) increase in the Government’s deficit.

The Government manages this risk on its debt by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross-currency swaps. At March 31, 2022, 100.0 per cent (2021 - 100.0 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.

The following foreign denominated items have been hedged to Canadian dollars using cross-currency swaps:

•	debentures of 300.0 million (2021- 300.0 million) U.S. dollars fully hedged to $384.0 million (2021- $384.0 million) Canadian;

•	debentures of 235.0 million (2021- 115.0 million) Euros fully hedged to $354.3 million (2021- $179.8 million) Canadian; and

•	debentures totaling 100.0 million (2021- nil) Swiss francs fully hedged to $137.9 million (2021- nil) Canadian.

In total, the Government has cross-currency swaps on a notional value of debt of $997.7 million (2021- $685.3 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Price risk is the risk that the Government’s return on its investment portfolio will fluctuate unfavourably due to a decline in equity prices in Canadian and global markets.

The Government’s risk, resulting from its investments’ exposure to changes in equity prices, is managed by having geographically and industry diverse investment portfolios. In addition, the Government limits its investment concentration in any one investee or related group of investees to ten per cent of the investee’s share capital and ten per cent of the Government’s investment portfolio.

Credit risk is the risk that the Government may incur a loss from the failure of another party to meet its obligations.

For investments, the Government manages this risk through an investment policy that limits investments to high credit quality (minimum rating is BBB for bonds and debentures and R-1 for short-term investments) as well as limits the maximum exposure with respect to any one issuer.

For debt, the Government manages this risk for derivative financial instrument contracts by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2022, 94.5 per cent (2021- 95.2 per cent) of the notional value of the Government’s derivative financial instrument contracts is held by counterparties with a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

The Government manages this risk on its debt by distributing debt maturities over many years, maintaining sinking funds in which the investment maturities approximate that of the underlying long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

54   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

4. Retirement Benefits

The Government sponsors several defined benefit pension plans and a defined contribution pension plan. The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years’ highest salary, multiplied by the years of service to a maximum of 35 years. Employees contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially. When a valuation is not done in the current fiscal year an actuary extrapolates the most recent valuation. Valuations and extrapolations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values based on the actual market values averaged over a four-year period.

Joint defined benefit plans are governed by formal agreements between the joint sponsors (i.e., participating employers and plan members) establishing that the joint sponsors have shared control over the plan. Funding contributions and significant risks of the plan are shared on an equitable basis between the joint sponsors. Accordingly, the Government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreements. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values by averaging the difference between the net investment income on a market-value basis and the expected investment income, based on expected rate of return on plan assets, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government provides contributions at specified rates for employee current service.

Pension plan assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate, pooled investment funds and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan, and the Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No.13 (PPNTE). Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match employee current service contributions for all plans except the PSSP, Judges and PPNTE. Funding contributions are required for the PPNTE. Separate pension plan assets are maintained for TSP, Judges and PPNTE. For the other plans, employee contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Saskatchewan Health Authority and certain other Government health entities. The Government participating employers contribute to the plan at the ratio of 1.12 to 1 of employee contributions and any actuarially determined deficiency is the responsibility of participating employers and employees at the same ratio. The Government portion of employer contributions represents approximately 98 per cent of total participating employer contributions to the plan.

Government of Saskatchewan Public Accounts 2021-22   55

Summary Financial Statements

Notes to the Financial Statements

4. Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2022							2021
	TSP	PSSP		Others		SHEPP	Total	Total
Plan status	closed	closed		closed	[1]	open	n/a	n/a
Employee contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-8.10	[2]	8.10-10.70	n/a	n/a
Number of active employees	41	12		1,104		38,906	40,063	39,603
Average age of active employees (years)	67.1	65.8		47.9		43.1	43.3	44.0
Number of former employees entitled to deferred pension benefits	4,638	1		182		2,004	6,825	7,051
Number of superannuates and surviving spouses	10,581	4,378		617		20,731	36,307	35,876
Actuarial valuation date	June 30/21	Dec. 31/20		Various		Dec. 31/20	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	2.00	n/a		3.00-3.25		2.75	n/a	n/a
Expected rate of return on plan assets (percentage)	4.10	n/a		4.70-6.05		6.00	n/a	n/a
Discount rate (percentage)	3.00	2.90		2.60-5.85		6.00	n/a	n/a
Inflation rate (percentage)	2.00	2.00		2.00-2.25		2.00	n/a	n/a
Expected average remaining service life (years)	0.20	—		9.00-12.00		12.90	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	80	70		Various		Ad hoc	n/a	n/a

[1]	Judges and PPNTE are open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

Defined contribution plans

The Government sponsors the Public Employees Pension Plan (PEPP). The Government provides contributions to the plan at specified rates for employee current service. The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP) which is sponsored by the Saskatchewan Teachers’ Federation, as well as the Municipal Employees’ Pension Plan (MEPP) and the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2022						2021
	PEPP		STRP [1]	MEPP [2]	RCESP [3]	Total	Total
	Government Sponsored
Plan status	open		open	open	open	n/a	n/a
Employee contribution rate (percentage of salary)	5.00-9.00	[4]	9.50-11.70	9.00	8.80-13.10	n/a	n/a
Government contribution rate (percentage of salary)	5.00-11.50	[4]	7.25-9.25	9.00	9.80-14.60	n/a	n/a
Government service organization participation
Number of active employees	19,253		15,472	10,089	2,271	47,085	45,980
Employee contributions (thousands of dollars)	95,124		117,614	27,623	10,547	250,908	239,893
Government contributions (thousands of dollars)	111,085		91,942	27,645	11,747	242,419	232,250

[1]

Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.

[2]

Certain employees of Boards of Education and Regional Colleges participate in the MEPP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employers and employees. At December 31, 2021, audited financial statements for the MEPP reported an accrued benefit obligation of $2,399.5 million (2020 - $2,359.2 million) and plan assets at market value of $3,543.9 million (2020 - $3,198.1 million). The fair value of plan assets declined to $3,396.8 million at March 31, 2022.

[3]

Certain employees of the Saskatchewan Health Authority and a Board of Education participate in the RCESP, a multi-employer defined benefit plan. Amended provisions effective January 1, 2016 require the actuarially determined deficiency as at December 31, 2014 to be amortized over a period of no more than 20 years. The pre-amendment deficiency will be funded through participating employer and employee contributions at a rate of 60 per cent and 40 per cent respectively and any future deficits funded on a 50:50 basis. At December 31, 2021, audited financial statements for the RCESP reported an accrued benefit obligation of $1,633.8 million (2020 - $1,570.1 million) and plan assets at market value of $1,835.8 million (2020- $1,718.1 million). The fair value of plan assets declined to $1,742.5 million at March 31, 2022.

[4]	Contribution rate varies based on employee group.

56   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

4. Retirement Benefits (continued)

Pension expense

The total pension expense of government service organizations includes the following:

(thousands of dollars)	2022	2021
Defined benefit plans
Current period benefit cost	19,894	16,878
Amortization of estimation adjustments	78,501	(360,143)
Employee contributions	(4,966)	(4,154)
Change in valuation allowance	4,515	(469)
Pension interest cost (schedule 16)	169,379	188,600

Pension expense (recovery), defined benefit plans	267,323	(159,288)
Other plans
Pension expense, joint defined benefit plan	190,182	180,064
Pension expense, defined contribution plans	242,419	232,250

Total Pension Expense (schedule 17)	699,924	253,026

Government business enterprises

Defined benefit plans

There are additional pension plans which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan, and the Liquor Board Superannuation Plan.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2022				2021
	SaskPower	SaskTel	Others	Total	Total
Plan status	closed	closed	closed	n/a	n/a
Number of active employees	7	8	1	16	24
Number of former employees, superannuates and surviving spouses	1,547	1,794	231	3,572	3,667
Employee contributions (thousands of dollars)	—	—	2	2	2
Government contributions (thousands of dollars)	—	—	2,522	2,522	3,597
Benefits paid (thousands of dollars)	58,555	63,366	5,481	127,402	133,171
Actuarial valuation date	Dec. 31/19	Mar. 31/20	Various	n/a	n/a
Long-term assumptions used
Discount rate (percentage)	3.90	3.90	3.90-4.10	n/a	n/a
Inflation rate (percentage)	2.00	2.25	2.00	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	70	100	Various	n/a	n/a

Government of Saskatchewan Public Accounts 2021-22   57

Summary Financial Statements

Notes to the Financial Statements

4. Retirement Benefits (continued)

Based on the latest actuarial valuation with extrapolations to the government business enterprises’ year ends, the present value of the accrued benefit obligation and the fair value of plan assets are shown in the table below:

(thousands of dollars)	2022				2021
	SaskPower	SaskTel	Others	Total	Total
Accrued benefit obligation	726,024	887,521	62,967	1,676,512	1,891,403
Fair value of plan assets	639,737	984,864	36,560	1,661,161	1,733,673

Plan Deficit (Surplus)	86,287	(97,343)	26,407	15,351	157,730
Valuation allowance	—	97,343	3,324	100,667	39,933

Pension Liabilities	86,287	—	29,731	116,018	197,663

Defined contribution plan

Information on government business enterprises’ participation in PEPP is as follows:

	2022	2021
Plan status	open	open
Employee contribution rate (percentage of salary) [1]	4.45-8.60	4.45-8.60
Government contribution rate (percentage of salary) [1]	5.50-11.00	5.50-11.00
Government business enterprise participation
Number of active employees	12,597	12,377
Government contributions (thousands of dollars)	72,454	70,416

[1]	Contribution rate varies based on employee group.

Pension expense

Pension expense for government business enterprises is included in net income from government business enterprises. The total pension expense of government business enterprises includes the following:

(thousands of dollars)	2022	2021
Defined benefit plans	5,147	7,311
Defined contribution plan	72,454	70,416

Total Pension Expense	77,601	77,727

Net Pension Gain Included in Other Comprehensive Income	(84,268)	(7,410)

58   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

5. Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2022	2021
		(Restated)
Pension plans and annuity funds	18,664,455	18,256,453
Employee benefit plans	713,473	681,956
Public Guardian and Trustee of Saskatchewan	297,770	291,040
Other	50,056	85,272

Total Trust Fund Assets[1]	19,725,754	19,314,721

[1]	Amounts are based on the latest available financial statements of the funds closest to March 31, 2022.

6. Contractual Rights and Obligations

Contractual Rights

The Government has the following contractual rights reported by the year the amounts are expected to be recognized:

(thousands of dollars )	2022							2021
	2023	2024	2025	2026	2027	Thereafter	Total	Total
								(Restated)
Governmental Service Organizations
Transfers from the federal government
Operating[1]	438,829	343,270	373,378	397,814	77,364	103,499	1,734,154	882,609
Capital	171,244	232,065	262,511	169,265	95,890	37,312	968,287	1,089,910
Other own-source revenue
Fees
Real property sales and leases	62,990	22,491	20,224	15,338	12,205	116,714	249,962	259,531
Other fees	18,689	4,746	2,288	1,751	1,038	3,377	31,889	37,737
Other	2,000	—	—	—	—	—	2,000	—

Total Government Service Organizations	693,752	602,572	658,401	584,168	186,497	260,902	2,986,292	2,269,787

Government Business Enterprises
Liquor and gaming sector[2]	72,100	83,400	85,600	87,200	88,300	—	416,600	381,000
Utility sector	188,156	41,576	38,278	5,359	2,365	2,725	278,459	272,543

Total Government Business Enterprises	260,256	124,976	123,878	92,559	90,665	2,725	695,059	653,543

Total Contractual Rights[3]	954,008	727,548	782,279	676,727	277,162	263,627	3,681,351	2,923,330

[1]	The contractual rights for federal operating transfer agreements with no expiration date include estimated revenue for up to 10 contract years. Contractual rights beyond this could be significant.
[2]

A gaming agreement has an expiration date that extends to 2037; however, amounts for contractual rights beyond 2027 are not included. The contractual rights beyond 2027 for this agreement could be significant.

[3]

The Government has contractual rights that could be significant, but are not included in the table above, as the expected revenues cannot be reasonably estimated. These rights include: Canadian Agricultural Partnership, for which transfers from the federal government are based on crop yields each year; private reinsurance agreements, for which insurance recovery revenue arises from catastrophic events (e.g., severe weather); and forest management agreements, for which licensees pay fees based on the cubic meter harvested.

Government of Saskatchewan Public Accounts 2021-22   59

Summary Financial Statements

Notes to the Financial Statements

6. Contractual Rights and Obligations (continued)

Contractual Obligations

The Government has the following contractual obligations reported by the year the amounts are expected to be recognized:

(thousands of dollars )	2022							2021
	2023	2024	2025	2026	2027	Thereafter	Total	Total
Governmental Service Organizations
Transfers
Policing	231,814	217,968	223,402	228,785	233,931	1,253,718	2,389,618	2,400,298
Post secondary education	433,935	411,389	410,737	—	—	—	1,256,061	1,675,177
Social supports and services	376,969	196,562	89,097	—	—	—	662,628	643,985
Capital	252,230	119,031	75,345	33,350	5,679	—	485,635	285,240
Health and medical services and supports	127,066	64,478	58,216	51,707	51,457	94	353,018	398,048
Gaming	54,413	65,363	73,263	76,462	81,287	—	350,788	299,267
Research and development	143,441	20,728	7,387	2,899	697	—	175,152	161,935
Beverage container collection and recycling	35,536	36,554	—	—	—	—	72,090	107,164
Other	71,843	40,574	7,915	6,553	3,881	4,232	134,998	167,452
Operation, maintenance and life cycle rehabilitation payments under P3s	24,587	24,979	25,626	26,150	28,913	986,215	1,116,470	1,155,643
Service agreements
Computer	173,514	79,369	56,368	43,886	17,233	2,222	372,592	228,218
Transportation	36,335	24,789	15,607	13,020	8,121	8,628	106,500	87,131
Emergency communications	14,454	14,009	12,625	12,496	12,603	13,055	79,242	94,117
Other	48,261	24,645	17,122	10,768	5,679	19,825	126,300	91,949
Construction and acquisition of tangible capital assets	504,857	65,228	2,990	107	69	—	573,251	565,785
Operating lease agreements	89,313	71,849	51,955	38,054	23,604	96,083	370,858	381,346
Other	71,672	4,154	—	—	—	5,690	81,516	60,133

Total Government Service Organizations[1]	2,690,240	1,481,669	1,127,655	544,237	473,154	2,389,762	8,706,717	8,802,888

Government Business Enterprises
Forward purchase contracts
Power	303,486	349,311	394,165	379,228	385,013	8,306,767	10,117,970	9,828,829
Coal	247,194	255,806	206,581	72,488	73,956	133,697	989,722	1,084,740
Natural gas	187,020	133,664	133,843	118,000	112,264	161,811	846,602	980,699
Other	—	—	—	—	—	—	—	3,486
Construction, acquisition and maintenance of capital assets	1,598,984	340,090	256,574	165,745	106,675	447,386	2,915,454	3,744,623
Service agreements	125,678	13,060	8,666	7,097	5,281	—	159,782	109,847
Other	4,468	3,974	3,949	3,828	3,708	3,546	23,473	23,377

Total Government Business Enterprises	2,466,830	1,095,905	1,003,778	746,386	686,897	9,053,207	15,053,003	15,775,601

Total Contractual Obligations	5,157,070	2,577,574	2,131,433	1,290,623	1,160,051	11,442,969	23,759,720	24,578,489

[1]	Contractual obligations for government service organizations by theme are as follows:

	2022	2021
Protection of persons and property	2,579,784	2,629,475
Education	1,680,647	2,037,902
Transportation	990,339	1,114,385
Health	902,328	943,110
Community development	845,727	577,778
Social services and assistance	728,414	708,393
General government	596,764	388,433
Environment and natural resources	232,864	245,188
Agriculture	95,760	94,129
Economic development	54,090	64,095

	8,706,717	8,802,888

60   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Notes to the Financial Statements

7. Contingencies

Contingent Assets

The Government has instituted claims against tobacco and opioid manufacturers for the recovery of health care benefits paid as a result of tobacco and opioid consumption and opioid marketing. The amount of the potential recovery cannot be estimated.

Contingent Liabilities

The Government is involved in various legal actions, the outcome of which is not determinable. Up to $107.9 million (2021 - $93.2 million) may be paid depending on the outcome of lawsuits in progress which include aboriginal land claims, claims for damages to persons and property and disputes over taxes and funding.

The Government also has up to $4.8 million (2021 - $11.6 million) in other contingent liabilities that are dependent on environmental remediation and guaranteed debt repayments.

8. Adjustment to Accumulated Deficit

During 2021-22, a liability was recorded for certain salt and fuel storage sites that met the criteria for a liability for remediation of contaminated sites in prior years. The liability was accounted for retroactively without restatement of prior periods and resulted in an increase to accounts payable and accrued liabilities and opening accumulated deficit of $87.8 million.

During 2020-21, there was an increase in the accumulated deficit, beginning of year of $32.4 million as a result of the removal of accumulated provincial sales tax paid on the acquisition of certain tangible capital assets, which resulted in a corresponding decrease to tangible capital assets.

9. Impact of COVID-19 Pandemic

During 2021-22, the provincial state of emergency and public health measures related to the COVID-19 pandemic were lifted. The global outlook tied to the pandemic continues to be uncertain, particularly with the challenges of new variants, inflationary pressures and supply chain disruptions. While Saskatchewan showed a strong recovery from the economic fallout of the pandemic, the impact of COVID-19 is ongoing and its effect on future results cannot be reasonably determined at this time.

10. Comparative Figures

Certain 2021 comparative figures have been reclassified to conform with the current year’s presentation.

Government of Saskatchewan Public Accounts 2021-22   61

Summary Financial Statements

Accounts Receivable	Schedule 1
As at March 31, 2022
(thousands of dollars)

	2022	2021
Taxation	605,312	606,137
Non-renewable resources	445,401	160,373
Other own-source	883,885	738,709
Transfers from the federal government	557,864	431,392

	2,492,462	1,936,611
Provision for loss	(205,119)	(181,745)

Total Accounts Receivable	2,287,343	1,754,866

62   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Loans Receivable	Schedule 2
As at March 31, 2022
(thousands of dollars)

	2022	2021
Student loans[1]	390,691	332,908
Loans to government business enterprises[2]	237,431	240,768
Other[3]	16,237	15,647

	644,359	589,323
Provision for loss	(90,892)	(85,550)

Total Loans Receivable	553,467	503,773

[1]

Student loans are interest free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Government and range between 2.7 and 2.9 per cent (2021 - 2.4 and 2.9 per cent). Student grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The Government approves applications for both provincial and federal loans. External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

A loss provision of $78.7 million (2021 - $73.7 million) has been recorded on these loans.

[2]

The Government has $275.0 million (2021 - $275.0 million) in loans receivable from government business enterprises repayable over 18 to 23 years and bearing interest between 3.9 and 4.8 per cent (2021 - 3.9 and 4.8 per cent). The loans are recorded net of $37.6 million (2021 - $34.2 million) for the government business enterprises’ equity in sinking funds administered by the Government.

[3]

Other consists of numerous loans at various interest rates and maturities. Security on other loans varies and may include promissory notes, mortgages on real property, security agreements or guarantees. A loss provision of $12.2 million (2021 - $11.8 million) has been recorded on these loans.

Government of Saskatchewan Public Accounts 2021-22   63

Summary Financial Statements

Investment in Government Business Enterprises

As at March 31, 2022

(thousands of dollars)

	Utility
	SaskEnergy	SaskPower	SaskTel	SaskWater	Sask Gov’t Insurance
Assets
Cash and cash equivalents	2,059	31,915	20,628	2,521	53,492
Accounts receivable	198,565	362,224	183,578	10,671	363,698
Inventories and prepaid expenses	22,294	332,990	148,338	1,221	179,367
Investments[3]	—	—	—	—	1,351,320
Capital assets	2,957,220	10,649,105	2,131,057	342,606	26,041
Intangible assets	69,178	77,420	399,879	—	3,670
Sinking funds	145,850	738,253	95,447	13,289	—
Other assets	121,529	36,970	104,603	278	5,336

Total Assets[4]	3,516,695	12,228,877	3,083,530	370,586	1,982,924

Liabilities
Accounts payable and accrued liabilities	124,738	752,648	172,666	6,081	127,172
Dividends payable to government entities	11,276	3,200	26,467	2,191	5,000
Gross debt	1,895,390	7,094,393	1,550,051	88,703	—
Unearned revenue	23,973	22,069	78,162	191,720	557,577
Provision for insurance claims	—	—	—	—	740,299
Other liabilities[7]	226,724	1,397,304	62,460	3,702	23,553

Total Liabilities[4]	2,282,101	9,269,614	1,889,806	292,397	1,453,601

Net Assets (Debt)	1,234,594	2,959,263	1,193,724	78,189	529,323

Revenue
Operating	924,142	2,884,894	1,301,744	65,664	1,160,149
Investment income	—	555	7,206	97	32,316

Total Revenue[4]	924,142	2,885,449	1,308,950	65,761	1,192,465

Expense
Operating	711,868	2,479,414	1,169,872	54,677	461,573
Insurance claims	—	—	—	—	648,508
Financing charges[5]	53,996	395,312	34,644	2,432	612

Total Expense[4]	765,864	2,874,726	1,204,516	57,109	1,110,693

Income (loss) from operations	158,278	10,723	104,434	8,652	81,772
Unusual items[4]	—	—	—	—

Net Income from Government Business Enterprises	158,278	10,723	104,434	8,652	81,772
Retained earnings (loss), beginning of year	1,085,210	2,235,231	848,866	68,173	429,160
Adjustment to retained earnings (loss)[6]	—	—	—	—	—
Dividends to government entities	(21,532)	(3,200)	(93,990)	(6,489)	(57,500)

Retained earnings, end of year	1,221,956	2,242,754	859,310	70,336	453,432

Accumulated other comprehensive income (loss), beginning of year	(1,520)	24,931	102,666	(158)	(4,595)
Adjustment to accumulated other comprehensive income (loss)[6]	—	—	—	—	—
Other comprehensive income (loss)	(7,373)	98,578	(5,252)	(689)	486

Accumulated other comprehensive income (loss), end of year	(8,893)	123,509	97,414	(847)	(4,109)

Equity advances from government entities	21,531	593,000	237,000	8,700	80,000

Investment in Government Business Enterprises	1,234,594	2,959,263	1,193,724	78,189	529,323

[1]	Net assets are:
[a]	held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose; and
[b]	maintained in an injury fund and cannot be used for any other purpose.

[2]	Adjustments primarily include:
•	the change in the value of Workers’ Compensation Board (Saskatchewan) investment portfolio to reflect market volatility in the first quarter of 2022; and
•	the elimination of unrealized inter-entity gains and losses.

[3]

Includes bonds and debentures of $2,471.6 million (2021 - $2,355.3 million) that bear interest at rates up to 7.2 per cent (2021 - up to 7.2 per cent) and have maturity dates up to 60.2 years (2021 - up to 56.5 years).

[4]

Total assets include $1,149.0 million (2021 - $1,242.1 million) due from or invested in public sector entities (entities); total liabilities include $10,967.7 million (2021 - $10,538.0 million) in gross debt owing to entities and $398.9 million (2021 - $377.0 million) in accounts payable or services due to entities; total revenue includes $445.0 million (2021 - $366.8 million) from entities; total expense includes $833.3 million (2021 - $806.9 million - restated) paid and owing to entities and unusual items include nil (2021 - $2.4 million in expenses to entities).

[5]	Financing charges is reported net of sinking fund earnings. Interest in the amount of $353.0 million (2021 - $357.8 million) was paid and owing to entities.
[6]	Adjustment for 2020-21 represents the wind-up of a defined benefit pension plan.

64   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Schedule 3

2022							2021
Insurance & Financing			Liquor & Gaming
Sask Auto Fund1a	Workers’ Comp.1b	Municipal Financing Corp.	Sask Liquor & Gaming Authority	Sask Gaming Corp.	Adjustments[2]	Total	Total
17,618	46,357	382	42,795	22,299	—	240,066	504,949
321,968	12,982	2,945	76,632	90	—	1,533,353	1,412,860
51,259	887	—	26,193	977	—	763,526	705,064
3,237,384	2,296,990	253,086	—	—	(84,915)	7,053,865	6,746,058
51,403	9,763	—	128,536	68,565	11,220	16,375,516	15,914,703
9,516	3,639	—	18,899	—	—	582,201	448,549
—	—	17,791	—	—	—	1,010,630	1,114,967
—	—	—	525	—	—	269,241	132,586

3,689,148	2,370,618	274,204	293,580	91,931	(73,695)	27,828,398	26,979,736

191,859	18,284	1,145	23,006	16,343	—	1,433,942	1,448,125
—	—	—	126,316	—	—	174,450	166,938
—	—	254,088	89,902	—	—	10,972,527	10,542,851
412,663	—	—	—	—	(33,364)	1,252,800	1,221,073
2,033,367	1,748,964	—	—	—	—	4,522,630	4,145,787
—	8,478	—	53,697	3,983	—	1,779,901	1,988,246

2,637,889	1,775,726	255,233	292,921	20,326	(33,364)	20,136,250	19,513,020

1,051,259	594,892	18,971	659	71,605	(40,331)	7,692,148	7,466,716

1,181,763	259,480	—	1,068,190	77,785	38,546	8,962,357	8,321,997
108,746	254,076	8,661	—	—	(84,915)	326,742	916,978

1,290,509	513,556	8,661	1,068,190	77,785	(46,369)	9,289,099	9,238,975

256,517	85,823	52	589,010	67,791	1,626	5,878,223	5,489,588
983,616	354,892	—	—	—	—	1,987,016	1,668,073
—	192	7,518	1,803	445	—	496,954	518,173

1,240,133	440,907	7,570	590,813	68,236	1,626	8,362,193	7,675,834

50,376	72,649	1,091	477,377	9,549	(47,995)	926,906	1,563,141
(89,255)	—	—	—	—		(89,255)	(285,000)

(38,879)	72,649	1,091	477,377	9,549	(47,995)	837,651	1,278,141
1,090,138	522,243	17,563	1,011	46,356	7,664	6,351,615	5,713,279
—	—	—	—	—	—	—	(1,226)
—	—	—	(482,658)	—	—	(665,369)	(638,579)

1,051,259	594,892	18,654	(4,270)	55,905	(40,331)	6,523,897	6,351,615

—	—	1,038	(1,492)	—	—	120,870	136,543
—	—	—	—	—	—	—	1,226
—	—	(721)	6,421	—	—	91,450	(16,899)

—	—	317	4,929	—	—	212,320	120,870

—	—	—	—	15,700	—	955,931	994,231

1,051,259	594,892	18,971	659	71,605	(40,331)	7,692,148	7,466,716

[7]	Capital lease obligations, reported in other liabilities above, have the following payment schedule:

(thousands of dollars)	2022	2021
2021-22	—	199,092
2022-23	202,400	198,681
2023-24	204,131	198,438
2024-25	193,108	191,515
2025-26	168,701	167,864
2026-27	169,481	—
Thereafter	1,173,674	1,333,913

	2,111,495	2,289,503
Less interest and executory costs	(1,058,171)	(1,198,022)

Leases[a]	1,053,324	1,091,481

[a]	Leases bear interest up to 15.8 per cent (2021 - up to 15.8 per cent) and have expiry dates up to 67.3 years (2021 - up to 31.3 years).

Government of Saskatchewan Public Accounts 2021-22   65

Summary Financial Statements

Other Investments	Schedule 4
As at March 31, 2022
(thousands of dollars)

	2022	2021
Pooled investment funds	205,518	185,372
Bonds and debentures[1]	126,782	134,286
Other[2]	134,785	91,073

Total Other Investments	467,085	410,731

[1]	Bonds and debentures held by the Government have a market value of $126.8 million (2021 - $141.1 million) and include securities of:

	2022	2021
Corporations (coupon interest range 1.0 to 6.6 per cent; maturing in 1.7 to 60.3 years)	70,856	47,887
Governments of other provinces (coupon interest range 1.5 to 4.3 per cent; maturing in 1.9 to 30.7 years)	28,688	49,183
Government of Canada (coupon interest range 0.5 to 3.0 per cent; maturing in 1.5 to 31.9 years)	22,302	31,409
Other (coupon interest range 0.3 to 5.4 per cent; maturing in 1.6 to 30.9 years)	4,936	5,807

Total Bonds and Debentures	126,782	134,286

[2]

Other includes $107.4 million (2021 - $70.6 million) in fixed-rate securities with a market value of $112.5 million (2021 - $71.7 million) and $27.4 million (2021 - $20.4 million) in Canadian and international equity market investments with a market value of $160.2 million (2021 - $151.2 million).

66   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Accounts Payable and Accrued Liabilities	Schedule 5
As at March 31, 2022
(thousands of dollars)

	2022	2021
Salaries and benefits[1]	1,013,248	1,018,584
Transfers[2]	636,339	527,248
Supplier payments	421,787	375,184
Federal government repayments[3]	321,882	573,706
Contaminated sites[4]	237,001	168,308
Financing charges	147,089	123,004
Treaty land entitlement claims	91,285	103,824
Other	276,607	259,079

Total Accounts Payable and Accrued Liabilities	3,145,238	3,148,937

[1]	Includes accruals for other employee future benefits of $423.2 million (2021 - $414.6 million) mainly for accumulated sick leave, long-term disability and life insurance benefits.
[2]	Includes transfers to the federal government of $171.7 million (2021 - $123.9 million) and capital transfers of $119.9 million (2021 - $77.7 million).
[3]	Includes amounts repayable for income taxes and Equalization transfers, $16.8 million (2021 - $237.1 million) of which is due within one year.
[4]	Includes remediation for:

Soil Contamination

The Government is responsible for remediation of soil contamination of $97.5 million (2021 - $9.8 million), primarily related to the storage of road salt, asphalt and fuel inventories.

Abandoned mines

The Government is responsible for remediation of certain abandoned uranium and precious and base metal mines on Crown land, where the companies that caused the contamination no longer exist. The contaminated sites liabilities include $53.4 million (2021 - $84.3 million) for the remediation of uranium mines, net of expected recoveries of $11.2 million (2021 - $11.2 million). These sites have building debris, radioactive tailings, acidic water conditions and elevated radiation in exposed waste rock. The contaminated sites liabilities also include $35.4 million (2021 - $30.8 million) related to precious and base metal mines, which have several contaminants in soil, sediment and surface water from waste rock, tailings and concentrates.

Industrial operations

The Government has provided a $50.5 million (2021 - $43.4 million) indemnity for environmental liabilities related to the industrial operations of a chemical plant and pulp mill site. These sites have excessive mercury levels in the soil and excessive contaminants in a landfill waste area, respectively. In 2021, a recovery of $16.0 million was recorded as a result of changes in remediation approach.

Unearned Revenue	Schedule 6
As at March 31, 2022
(thousands of dollars)

	2022	2021
Own-source[1]	194,413	167,716
Transfers from the federal government[2]	242,990	359,488

Total Unearned Revenue	437,403	527,204

[1]	Includes $69.3 million (2021 - $70.4 million) for motor vehicle licensing fees.
[2]	Includes $156.8 million (2021 - $334.1 million) for the reclamation of inactive wells and $76.1 million (2021 - nil) for early learning and child care.

Government of Saskatchewan Public Accounts 2021-22   67

Summary Financial Statements

Pension Liabilities	Schedule 7
As at March 31, 2022
(thousands of dollars)

	2022				2021
	TSP	PSSP	Others	Total	Total
Accrued benefit obligation, beginning of year	5,092,209	1,535,943	424,097	7,052,249	7,149,338
Current period benefit cost	1,707	—	18,187	19,894	16,878
Interest cost	143,634	42,917	18,064	204,615	225,577
Actuarial (gains) losses	(117,714)	6,364	2,030	(109,320)	123,838
Benefit payments	(320,234)	(112,113)	(19,284)	(451,631)	(463,382)

Accrued Benefit Obligation, End of Year	4,799,602	1,473,111	443,094	6,715,807	7,052,249

Plan assets, beginning of year	211,262	—	191,099	402,361	408,326
Employer contributions	282,134	112,114	15,071	409,319	417,188
Employee contributions	660	2	4,304	4,966	4,154
Return on plan assets[1]	22,665	(3)	12,574	35,236	36,977
Actuarial losses	(4,786)	—	(236)	(5,022)	(902)
Benefit payments	(320,234)	(112,113)	(19,284)	(451,631)	(463,382)

Plan Assets, End of Year[2]	191,701	—	203,528	395,229	402,361

	4,607,901	1,473,111	239,566	6,320,578	6,649,888
Unamortized estimation adjustments[3]	103,090	(6,364)	7,788	104,514	(78,285)
Joint defined benefit plan (SHEPP) net asset[1] [4]	n/a	n/a	(1,494,067)	(1,494,067)	(1,175,750)
Valuation allowance[5]	—	—	1,502,824	1,502,824	1,179,992

Total Pension Liabilities[6]	4,710,991	1,466,747	256,111	6,433,849	6,575,845

[1]	The actual rate of return on plan assets was 2.4 per cent (2021 - 7.0 per cent) for the TSP and 9.9 per cent (2020 - 11.0 per cent) for the SHEPP.
[2]	The market value of plan investments was $412.2 million at March 31, 2022 (2021 - $424.2 million) for the defined benefit plans.
[3]

Unamortized estimation adjustments are amortized to pension expense over the expected average remaining service life of the related employee group at the time the estimation adjustments arose and commence in the year following the adjustment as follows: up to 1 year for the TSP; in the year following for the PSSP; up to 12.9 years for the SHEPP; and up to 13.0 years for the other plans.

[4]

At December 31, 2021, the SHEPP had a total accrued benefit obligation of $8,162.7 million (2020 - $7,867.3 million), plan assets at market-related values of $9,141.2 million (2020 - $8,454.8 million) and unamortized estimation adjustment losses of $515.5 million (2020 - $588.2 million). The Government portion of employer contributions to the plan totalled $190.2 million (2020 - $180.1 million). Total member contributions were $173.3 million (2020 - $164.1 million) and total benefit payments were $435.6 million (2020 - $389.3 million). The market value of plan investments was $9,719.2 million at December 31, 2021 (2020 - $8,893.7 million). The fair value of these investments declined to $9,318.8 million at March 31, 2022.

[5]

The valuation allowance includes $1,494.1 million (2020 - $1,175.8 million) for the SHEPP which reduces the Government portion of the SHEPP pension asset to nil as plan assets and surpluses are restricted for member benefits.

[6]

The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2022 for the defined benefit plans and December 31, 2021 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $591.2 million and $151.7 million increase in pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $491.5 million and $129.6 million decrease in pension liabilities for the TSP and the PSSP respectively. A one percentage point decrease in the discount rate would result in a $1,159.1 million decrease in the SHEPP pension asset, and a one percentage point increase would result in a $930.5 million increase in the SHEPP pension asset.

68   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Public Debt	Schedule 8
As at March 31, 2022
(thousands of dollars)

	2022			2021
	General Debt1 2	Government Business Enterprise Specific Debt[1]	Public Debt	General Debt1 2	Government Business Enterprise Specific Debt[1]	Public Debt
General Revenue Fund
Operating	9,008,891	—	9,008,891	7,200,001	—	7,200,001
Saskatchewan Capital Plan[3]	8,048,072	—	8,048,072	6,690,332	—	6,690,332
Saskatchewan Power Corporation[4]	83,582	6,191,803	6,275,385	84,821	6,044,029	6,128,850
SaskEnergy Incorporated[4]	62,663	1,656,223	1,718,886	63,616	1,524,631	1,588,247
Saskatchewan Telecommunications Holding Corporation[4]	—	1,431,803	1,431,803	—	1,219,973	1,219,973
Municipal Financing Corporation of Saskatchewan[4]	91,186	184,746	275,932	92,331	137,687	230,018
Boards of Education	138,475	—	138,475	149,961	—	149,961
Liquor and Gaming Authority[4]	—	89,773	89,773	—	94,957	94,957
Saskatchewan Water Corporation[4]	—	74,398	74,398	—	75,341	75,341
Saskatchewan Health Authority	60,639	—	60,639	76,246	—	76,246
Saskatchewan Opportunities Corporation	48,302	—	48,302	50,089	—	50,089
Global Transportation Hub Authority	43,860	—	43,860	43,910	—	43,910
Water Security Agency	14,309	—	14,309	20,025	—	20,025
Health Sector Affiliates	6,697	—	6,697	8,476	—	8,476
Other	1,544	—	1,544	1,669	4,988	6,657

Total[5]	17,608,220	9,628,746	27,236,966	14,481,477	9,101,606	23,583,083

[1]	General debt and government business enterprise (GBE) specific debt are presented net of sinking funds (see footnote 5).
[2]	General debt includes $20.6 million (2021 - $26.1 million - restated) secured primarily by assets with a carrying value of $102.2 million (2021 - $111.5 million - restated).
[3]	General Revenue Fund - Saskatchewan Capital Plan consists of amounts borrowed by the General Revenue Fund to finance investment in capital assets as presented in the Saskatchewan Provincial Budget.
[4]

GBE public debt includes both general debt and GBE specific debt. General debt of GBEs represents amounts transferred from the General Revenue Fund and recorded as loans receivable (schedule 2). GBE specific debt represents debt issued by, or specifically on behalf of, GBEs.

Schedule 3 provides information on GBEs as presented in their audited financial statements closest to March 31, 2022. The public debt reported above is lower than the gross debt, net of sinking funds, reported on schedule 3 by $95.7 million (2021 - $85.5 million) mainly to conform to Canadian public sector accounting standards and for transactions occurring from the audited financial statements to March 31, 2022.

Government of Saskatchewan Public Accounts 2021-22   69

Summary Financial Statements

Public Debt (continued)	Schedule 8

[5]	Public debt is comprised of gross debt net of sinking funds as follows:

	2022
	Gross	Sinking	Public
	Debt [a]	Funds	Debt
		(schedule 9)
General Revenue Fund
Operating	9,914,763	(905,872)	9,008,891
Saskatchewan Capital Plan	8,504,280	(456,208)	8,048,072
Saskatchewan Power Corporation	7,055,519	(780,134)	6,275,385
SaskEnergy Incorporated	1,872,513	(153,627)	1,718,886
Saskatchewan Telecommunications Holding Corporation	1,532,468	(100,665)	1,431,803
Municipal Financing Corporation of Saskatchewan	293,574	(17,642)	275,932
Boards of Education	138,475	—	138,475
Liquor and Gaming Authority	89,773	—	89,773
Saskatchewan Water Corporation	88,418	(14,020)	74,398
Saskatchewan Health Authority	60,639	—	60,639
Saskatchewan Opportunities Corporation	53,901	(5,599)	48,302
Global Transportation Hub Authority	43,860	—	43,860
Water Security Agency	14,309	—	14,309
Health Sector Affiliates	6,697	—	6,697
Other	1,544	—	1,544

Public Debt	29,670,733	(2,433,767)	27,236,966

[a]

The average effective interest rate on gross debt was 3.1 per cent (2021 - 3.5 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 14.8 years (2021 - 15.8 years).

The payment schedule for gross debt is as follows:

	2022	2021
Year of Maturity
Short-term promissory notes	2,134,088	1,509,242
2021-22	—	391,043
2022-23	609,543	514,654
2023-24	878,288	879,808
2024-25	1,318,222	1,317,465
2025-26	1,445,546	1,445,771
2026-27	1,614,819	—
6-10 years	6,736,262	5,521,051
Thereafter	14,933,965	14,284,185

Gross debt [a]	29,670,733	25,863,219
Sinking funds	(2,433,767)	(2,280,136)

Public Debt	27,236,966	23,583,083

[a]

Gross debt includes Canada Pension Plan debentures of $635.6 million (2021 - $635.6 million). These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

70   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Sinking Funds	Schedule 9
As at March 31, 2022
(thousands of dollars)

	2021	2022
	Sinking Funds	Contributions[1]	Earnings[2]	Redemptions[3]	Sinking Funds
General Revenue Fund
Operating	848,553	53,588	14,448	(10,717)	905,872
Saskatchewan Capital Plan	309,448	139,996	6,764	—	456,208
Saskatchewan Power Corporation[4]	866,623	62,463	13,929	(162,881)	780,134
SaskEnergy Incorporated[4]	136,602	14,561	2,464	—	153,627
Saskatchewan Telecommunications Holding Corporation[4]	84,919	14,150	1,596	—	100,665
Municipal Financing Corporation of Saskatchewan[4]	15,300	2,056	286	—	17,642
Saskatchewan Water Corporation[4]	13,551	2,250	255	(2,036)	14,020
Saskatchewan Opportunities Corporation	5,140	367	92	—	5,599

Total Sinking Funds[5]	2,280,136	289,431	39,834	(175,634)	2,433,767

[1]

Annual contributions, established by Order in Council, are typically set at a minimum of either one or two per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification (see footnote 5) are as follows:

	2023	2024	2025	2026	2027	Thereafter	Total
General debt	241,109	240,100	231,977	231,977	231,977	3,264,372	4,441,512
Government business enterprise specific debt	88,908	86,227	84,604	84,424	82,157	1,401,793	1,828,113

Total Sinking Fund Contributions	330,017	326,327	316,581	316,401	314,134	4,666,165	6,269,625

[2]	Sinking fund earnings include losses on investment sales of $4.4 million (2021 - gains of $12.1 million).
[3]	Redemptions are based on the market value of the sinking fund units at the date of redemption.
[4]

Schedule 3 provides information on GBEs as presented in their audited financial statements closest to March 31, 2022. The sinking funds reported above differ from the amount included in schedule 3 by $55.5 million (2021 - $2.0 million) mainly to conform to Canadian public sector accounting standards.

[5]	Total sinking funds, with a market value of $2,300.5 million (2021 - $2,267.3 million), are segregated by debt classification as follows:

	2021	2022
	Sinking				Sinking
	Funds	Contributions	Earnings	Redemptions	Funds
General debt	1,197,372	196,701	21,892	(10,717)	1,405,248
Government business enterprise specific debt	1,082,764	92,730	17,942	(164,917)	1,028,519

Total Sinking Funds	2,280,136	289,431	39,834	(175,634)	2,433,767

Sinking fund assets have been invested as follows:

	2022	2021
Long-term investments[a] in securities of:
Governments of other provinces (coupon interest range 1.8 to 5.9 per cent; maturing in 1.2 to 30.7 years)	1,014,389	910,893
Government of Canada (coupon interest range 0.3 to 4.0 per cent; maturing in 2.0 to 29.7 years)	641,377	479,017
Government of Saskatchewan (coupon interest range 2.2 to 6.4 per cent; maturing in 2.2 to 28.2 years)	343,797	313,765
Cash, short-term investments and accrued interest	434,204	576,461

Total Sinking Funds	2,433,767	2,280,136

[a]	The average yield to maturity on long-term investments at March 31, 2022 was 2.0 per cent (2021 - 2.1 per cent).

Government of Saskatchewan Public Accounts 2021-22   71

Summary Financial Statements

Obligations Under Long-Term Financing Arrangements	Schedule 10
As at March 31, 2022
(thousands of dollars)

	Contract End	Discount
	Date	Rate	2022	2021
Regina Bypass	October 2049	3.10%	819,481	838,000
Elementary Schools	June 2047	3.05%	260,920	267,603
Saskatchewan Hospital North Battleford	May 2048	3.25%	218,587	223,805
Swift Current Long-Term Care Facility	April 2046	3.50%	108,419	111,269

Total Obligations Under Long-Term Financing Arrangements			1,407,407	1,440,677

The payment schedule for public private partnership (P3) financing is as follows:

	2022			2021
		Future Operation,
		Maintenance & Life
	Obligation[1]	Cycle Rehabilitation[2]	Total	Total
2021-22	—	—	—	106,832
2022-23	77,841	24,587	102,428	102,427
2023-24	77,841	24,979	102,820	102,829
2024-25	77,841	25,626	103,467	103,481
2025-26	77,841	26,150	103,991	103,945
2026-27	77,841	28,913	106,754	—
Thereafter	1,682,872	986,215	2,669,087	2,786,096

	2,072,077	1,116,470	3,188,547	3,305,610
Less interest costs	(664,670)	—	(664,670)	(709,290)

Total	1,407,407	1,116,470	2,523,877	2,596,320

[1]	Represents the liability recorded for the capital portion of the project (as reported above).
[2]

Represents the contractual obligation (as reported in note 6) for operation, maintenance and life cycle rehabilitation payments for the duration of the contract. Total future payments for these contractual obligations, by project, are as follows:

	2022	2021
Regina Bypass	662,486	687,903
Elementary Schools[a]	240,308	249,986
Saskatchewan Hospital North Battleford	142,256	144,530
Swift Current Long-Term Care Facility	71,420	73,224

Total	1,116,470	1,155,643

[a]	2021 includes $4.9 million for construction & acquisition of relocatable classrooms.

72   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Other Liabilities	Schedule 11
As at March 31, 2022
(thousands of dollars)

	2022	2021
Unamortized debt-related costs[1]	240,396	264,557
Funds held on behalf of others[2]	203,143	173,449
Capital leases[3]	42,782	46,242
Other	28,967	27,906

Total Other Liabilities	515,288	512,154

[1]	Unamortized debt-related costs include:

	2022	2021
Net premium[a]	307,296	323,421
Debt issue costs[a]	(66,900)	(57,730)
Foreign exchange loss[b]	—	(1,134)

Unamortized Debt-related Costs	240,396	264,557

[a]

Combined net change in net premium and debt issue costs is reported in operating activities on the Statement of Cash Flow as increase in unamortized debt-related costs in net change in non-cash operating activities (schedule 18).

[b]	Net foreign exchange loss is reported in operating activities on the Statement of Cash Flow as an other non-cash item included in deficit (schedule 18).

[2]	Includes $41.8 million (2021 - $30.3 million) for government business enterprises.
[3]	The payment schedule for capital leases is as follows:

	2022	2021
2021-22	—	13,251
2022-23	13,252	11,555
2023-24	10,429	8,708
2024-25	7,923	6,494
2025-26	6,502	5,550
2026-27	5,439	—
Thereafter	27,403	32,709

	70,948	78,267
Less interest and executory costs	(28,166)	(32,025)

Capital Leases[a]	42,782	46,242

[a]	Capital leases bear interest at rates up to 13.9 per cent (2021 - up to 13.9 per cent) and have expiry dates up to 10.6 years (2021 - up to 11.6 years).

Government of Saskatchewan Public Accounts 2021-22   73

Summary Financial Statements

Tangible Capital Assets	Schedule 12
As at March 31, 2022
(thousands of dollars)

	2022					2021
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
Estimated useful life (in years)	2 - indefinite	5-100	2-40	2-25
Opening Net Book Value of Tangible Capital Assets	5,500,508	5,674,435	542,896	299,434	12,017,273	11,858,796

Opening cost	10,003,366	8,805,190	1,928,902	1,068,754	21,806,212	21,193,246
Adjustments[1]	(6,468)	3,308	7,949	2,024	6,813	(33,392)
Acquisitions	281,047	471,522	104,735	91,250	948,554	837,101
Write-downs	(70)	(2,366)	—	(3,423)	(5,859)	(8,936)
Disposals	(14,622)	(45,263)	(80,858)	(45,341)	(186,084)	(181,807)

Closing Cost 2 3	10,263,253	9,232,391	1,960,728	1,113,264	22,569,636	21,806,212

Opening accumulated amortization	4,502,858	3,130,755	1,386,006	769,320	9,788,939	9,334,450
Adjustments[1]	(445)	—	2,684	639	2,878	—
Annual amortization	240,844	243,908	90,917	65,861	641,530	630,206
Write-downs	—	—	—	(3,354)	(3,354)	(2,260)
Disposals	(11,468)	(45,263)	(76,946)	(45,259)	(178,936)	(173,457)

Closing Accumulated Amortization	4,731,789	3,329,400	1,402,661	787,207	10,251,057	9,788,939

Closing Net Book Value of Tangible Capital Assets[4]	5,531,464	5,902,991	558,067	326,057	12,318,579	12,017,273

Tangible capital assets (TCAs) exclude capital assets recognized by government business enterprises (schedule 3).

[1]	Mainly includes restructuring transactions (2021 - adjustment for PST capitalized in prior years (note 8)).
[2]	Includes work in progress of $451.5 million (2021 - $318.4 million).
[3]	Includes the Government’s $29.5 million (2021 - $29.5 million) share in the North Central Shared Facility partnership.
[4]	Includes TCAs acquired under public private partnerships (P3 TCAs) and leased tangible capital assets (leased TCAs) as follows:

	2022					2021
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
						(Restated)
P3 TCAs
Closing cost	955,400	1,572,657	—	—	2,528,057	2,518,275
Closing accumulated amortization	83,631	59,670	—	—	143,301	102,131

Closing Net Book Value	871,769	1,512,987	—	—	2,384,756	2,416,144

Leased TCAs
Closing cost	48,922	—	18,699	48,425	116,046	112,978
Closing accumulated amortization	23,964	—	8,284	42,531	74,779	68,082

Closing Net Book Value	24,958	—	10,415	5,894	41,267	44,896

74   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Inventories Held for Consumption	Schedule 13
As at March 31, 2022
(thousands of dollars)

	2022	2021
Health supplies and vaccines[1]	126,346	97,633
Highway and road maintenance	95,055	105,105
Equipment parts and supplies	30,701	21,456
Other	16,517	12,593

Total Inventories Held for Consumption	268,619	236,787

[1]

The Government received 2,999 thousand (2021 - 233 thousand) COVID-19 vaccines at no cost from the federal government. Of that, 347 thousand (2021 - 29 thousand) remain in inventory at March 31. Due to confidentiality, the price-per-dose of vaccines was not shared. As a result, these vaccines have not been recorded in these financial statements as the fair value cannot be reasonably determined.

Government of Saskatchewan Public Accounts 2021-22   75

Summary Financial Statements

Revenue	Schedule 14
For the Year Ended March 31, 2022
(thousands of dollars)

	2022		2021
	Budget	Actual	Actual
Own-Source
Taxation
Individual income	2,420,800	2,880,468	2,463,322
Provincial sales	2,144,000	2,383,003	2,100,523
Corporation income	754,600	1,007,821	440,134
Property	784,800	763,791	778,967
Fuel	477,900	494,657	441,696
Tobacco	201,800	180,407	204,255
Other[1]	454,100	492,116	453,077

Total Taxation	7,238,000	8,202,263	6,881,974

Non-Renewable Resources
Potash	431,800	1,266,848	421,619
Oil and natural gas	505,100	1,009,656	378,184
Resource surcharge	302,600	539,770	263,145
Crown land sales	9,200	22,421	6,652
Other	79,800	81,304	38,174

Total Non-Renewable Resources[2]	1,328,500	2,919,999	1,107,774

Net Income from Government Business Enterprises (schedule 3)	899,200	837,651	1,278,141

Other Own-Source
Fees[3]	1,170,000	1,205,248	1,183,916
Insurance	282,700	743,645	273,686
Investment	88,400	93,168	151,067
Transfers from other governments	73,200	88,588	81,954
Miscellaneous[4]	489,800	586,475	432,328

Total Other Own-Source	2,104,100	2,717,124	2,122,951

Total Own-Source	11,569,800	14,677,037	11,390,840

Transfers from the Federal Government
Canada Health Transfer	1,330,400	1,331,290	1,296,516
Canada Social Transfer	477,400	477,679	465,196
Other[5]	1,100,700	1,650,165	1,371,357

Total Transfers from the Federal Government	2,908,500	3,459,134	3,133,069

Total Revenue[6]	14,478,300	18,136,171	14,523,909

[1]

Includes $168.2 million (2021 - $158.8 million) for corporate capital tax; $167.9 million (2021 - $155.7 million) for insurance premium tax; and $96.3 million (2021 - $93.3 million) for liquor consumption tax.

[2]	Includes taxes of $1,188.4 million (2021 - $352.5 million - restated).
[3]

Includes $267.7 million (2021 - $250.6 million) for health care; $206.6 million (2021 - $199.3 million) for motor vehicle licensing; $142.3 million (2021 - $150.6 million) for education; $108.0 million (2021 - $106.7 million) for subsidized housing rental; $94.7 million (2021 - $102.8 million) for real property sales and leases; and $68.1 million (2021 - $71.1 million) for management of fish, wildlife, forest and land.

[4]

Includes $189.8 million (2021 - $79.6 million) for donations, in which the 2022 revenue primarily represents certain COVID-related inventory received from the federal government at no cost; $77.2 million (2021 - $72.6 million) for lottery profits; and $17.3 million (2021 - $13.1 million) for reversals of prior year expenses.

[5]

Includes $267.9 million (2021 - $216.7 million) for crop insurance; $248.8 million (2021 - $181.4 million - restated) for infrastructure; $242.9 million (2021 - $60.9 million) for agricultural income stability; $203.6 million (2021 - $466.2 million) for COVID-related health, safety and financial support measures; $183.4 million (2021 - $65.9 million) for accelerated reclamation of inactive oil and gas wells; $104.0 million (2021 - $99.9 million) for labour market initiatives; $68.5 million (2021 - $13.6 million) for early learning and child care; $66.6 million (2021 - $5.0 million) for provincial disaster assistance; and $49.5 million ($51.4 million) for housing.

[6]	Revenue has not been recorded for COVID-19 vaccines received from the federal government at no cost (see schedule 13).

76   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Expense by Object	Schedule 15
For the Year Ended March 31, 2022
(thousands of dollars)

	2022	2021
Salaries and benefits	7,415,610	6,771,234
Transfers[1]	5,504,692	4,894,993
Operating costs	5,269,083	2,583,112
Financing charges (schedule 16 )	718,206	720,829
Amortization of tangible capital assets (schedule 12 )	641,530	630,206
Other	55,346	50,568

Total Expense	19,604,467	15,650,942

[1]	Includes capital transfers of $443.0 million (2021 - $426.4 million).

Financing Charges	Schedule 16
For the Year Ended March 31, 2022
(thousands of dollars)

	2022	2021
Interest costs
General debt[1]	503,551	480,514
Pension liabilities (note 4 )	169,379	188,600
Obligations under long-term financing arrangements	44,620	45,646
Other costs	656	6,069

Total Financing Charges	718,206	720,829

[1]

Interest on general debt is presented net of $385.3 million (2021 - $411.5 million) in interest reimbursed by government business enterprises for debt borrowed by the General Revenue Fund specifically on their behalf.

Government of Saskatchewan Public Accounts 2021-22   77

Summary Financial Statements

Segmented Reporting
For the Year Ended March 31, 2022
(thousands of dollars)

	Health		Education		Agriculture		Social Services and Assistance
	2022	2021	2022	2021	2022	2021	2022	2021
Revenue
Taxation	—	—	124,487	125,638	—	—	—	—
Non-renewable resources	—	—	—	—	—	—	—	—
Net income from government business enterprises (schedule 3 )	—	—	—	—	—	—	—	—
Revenue from government entities	14,107	13,262	—	—	3,868	4,466	—	—
Other own-source	399,874	403,533	244,131	259,987	731,313	261,082	113,831	110,107
Transfers from the federal government	3,541	5,564	17,990	17,211	476,894	249,603	49,478	51,372

Total Revenue (schedule 14 )	417,522	422,359	386,608	402,836	1,212,075	515,151	163,309	161,479

Expense
Salaries and benefits[3]	3,863,602	3,750,968	2,234,897	1,849,863	64,856	64,731	174,145	166,673
Transfers	1,548,492	1,337,962	770,106	749,586	502,097	198,827	1,086,006	1,078,432
Operating costs	1,317,393	1,086,851	555,297	542,621	2,621,297	260,493	179,130	177,825
Financing charges[3] (schedule 16 )	—	—	—	—	—	—	—	—
Amortization of tangible capital assets (schedule 12 )	147,619	151,503	135,493	135,541	3,505	3,595	19,231	19,650
Other	5,866	10,779	3,663	12,526	2,596	(1,712)	4,280	10,507

Total expense by segment	6,882,972	6,338,063	3,699,456	3,290,137	3,194,351	525,934	1,462,792	1,453,087
Eliminations[2]	—	—	(14,107)	(13,262)	—	—	(4,422)	(4,710)

Total Expense[3] (schedule 15 )	6,882,972	6,338,063	3,685,349	3,276,875	3,194,351	525,934	1,458,370	1,448,377

The segments are based on the major functional groupings of activities, or themes, used in the Statement of Operations, which reflects the accountability and reporting framework set out by the Government in the Saskatchewan Provincial Budget. Schedule 19 identifies the entities included in each theme.

[1]

Other includes the economic development, general government and environment and natural resources segments. Revenue of the general government segment includes all public monies paid into the General Revenue Fund as well as net income from government business enterprises, which are used to support activities across all segments.

[2]	Represents eliminations for inter-entity transactions that occur across segments.
[3]	Includes a total of $699.9 million (2021 - $253.0 million) for pension expense as follows:

	Health		Education		Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Salaries and benefits	206,454	196,783	215,524	(127,682)	108,567	(4,675)	530,545	64,426
Financing charges (schedule 16 )	—	—	—	—	169,379	188,600	169,379	188,600

Total pension expense (recovery) (note 4 )	206,454	196,783	215,524	(127,682)	277,946	183,925	699,924	253,026

78   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Schedule 17

Protection of Persons		Community
and Property		Development		Transportation		Other[1]		Eliminations[2]		Total
2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
—	—	3,507	4,809	—	—	8,074,269	6,751,527	—	—	8,202,263	6,881,974
—	—	—	—	—	—	2,919,999	1,107,774	—	—	2,919,999	1,107,774
—	—	—	—	—	—	837,651	1,278,141	—	—	837,651	1,278,141
—	240	—	—	—	—	40,755	34,138	(58,730)	(52,106)	—	—
82,713	62,693	96,927	105,655	10,277	5,178	1,038,058	914,716	—	—	2,717,124	2,122,951
15,395	4,378	5,202	1,846	—	—	2,890,634	2,803,095	—	—	3,459,134	3,133,069

98,108	67,311	105,636	112,310	10,277	5,178	15,801,366	12,889,391	(58,730)	(52,106)	18,136,171	14,523,909

374,938	349,439	31,841	33,769	83,828	79,627	587,503	476,164	—	—	7,415,610	6,771,234
300,781	264,627	616,099	721,003	126,102	136,790	579,516	425,384	(24,507)	(17,618)	5,504,692	4,894,993
256,053	181,681	33,256	36,269	193,549	180,617	123,478	127,289	(10,370)	(10,534)	5,269,083	2,583,112
—	—	—	—	—	—	722,074	725,295	(3,868)	(4,466)	718,206	720,829
21,414	19,391	7,787	7,419	238,280	222,408	68,201	70,699	—	—	641,530	630,206
8,157	4,571	682	454	1,307	1,024	28,795	12,419	—	—	55,346	50,568

961,343	819,709	689,665	798,914	643,066	620,466	2,109,567	1,837,250	(38,745)	(32,618)	19,604,467	15,650,942
—	—	(6,776)	(6,327)	(9,572)	(3,613)	(3,868)	(4,706)	38,745	32,618	—	—

961,343	819,709	682,889	792,587	633,494	616,853	2,105,699	1,832,544	—	—	19,604,467	15,650,942

Government of Saskatchewan Public Accounts 2021-22   79

Summary Financial Statements

Supplemental Cash Flow Information	Schedule 18
For the Year Ended March 31, 2022
(thousands of dollars)

	2022	2021
Other Non-Cash Items Included in the Deficit
Amortization of tangible capital assets (schedule 12)	641,530	630,206
Write-downs of tangible capital assets (schedule 12)	2,505	6,676
Net gain on disposal of tangible capital assets	(909)	(16)
Net (gain) loss on adjustments to tangible capital assets (schedule 12)	(3,935)	1,000
Net increase to provision for loss on accounts receivable and loans receivable	28,716	30,810
Net gain on other investments[1]	(14,416)	(39,508)
Earnings retained in sinking funds (schedule 9)	(21,892)	(49,981)
Net foreign exchange loss	1,134	1,134

Total Other Non-Cash Items Included in the Deficit	632,733	580,321

Net Change in Non-Cash Operating Activities
Increase in accounts receivable	(555,851)	(112,231)
Decrease in other financial assets	1,026	8
(Decrease) increase in accounts payable and accrued liabilities[2]	(91,469)	145,545
(Decrease) increase in unearned revenue	(89,801)	347,504
Decrease in pension liabilities	(141,996)	(576,476)
(Decrease) increase in unamortized debt-related costs	(25,295)	139,102
Increase in inventories held for consumption	(31,832)	(53,883)
Increase in prepaid expenses	(7,733)	(5,127)

Net Change in Non-Cash Operating Activities	(942,951)	(115,558)

[1]	Net gain on other investments consists of:

	2022	2021
Income from equities and pooled funds	(14,067)	(31,245)
Gain on sale of bonds and equities	(239)	(8,218)
Amortization of bond premiums and discounts	(110)	(45)

Net gain on other investments	(14,416)	(39,508)

[2]	Excludes the adjustment to accumulated deficit which increased the contaminated sites liability at April 1, 2022 by $87.8 million (note 8)

Other Supplemental Information

	2022	2021
Cash interest paid during the year[1]	533,668	367,157
Cash interest received during the year	40,421	43,464

[1]

Includes debt-related issuance costs, primarily consisting of net premiums of $6.3 million (2021 - $165.1 million) on debt issued during the year, which partially offset the amount of cash interest paid.

80   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Government Reporting Entity	Schedule 19
For the Year Ended March 31, 2022

The government reporting entity consists of public sector entities (entities) classified as government service organizations, government business enterprises and partnerships. The listing below reports the entities under these classifications segregated by segments which are based on functional groupings of activities, or themes.

Government Service Organizations (Consolidated) and Partnerships (Proportionately Consolidated)

Agriculture

Agricultural Credit Corporation of Saskatchewan Crop Reinsurance Fund of Saskatchewan
Livestock Services Revolving Fund
Ministry of Agriculture
Pastures Revolving Fund Prairie Agricultural Machinery Institute
Prairie Diagnostic Services Inc. (partnership - organization under shared control) 1a
Saskatchewan Agricultural Stabilization Fund
Saskatchewan Crop Insurance Corporation

Community Development

Community Initiatives Fund
Government House Foundation
Ministry of Education 2b
Ministry of Government Relations 2a
Ministry of Parks, Culture and Sport 2a
Northern Municipal Trust Account 1d
Provincial Archives of Saskatchewan
Provincial Capital Commission
Saskatchewan Arts Board
Saskatchewan Centre of the Arts Fund
Saskatchewan Heritage Foundation
Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation
Saskatchewan Snowmobile Fund Western Development Museum Fund

Economic Development [3]
Creative Saskatchewan
CIC Asset Management Inc. 2a
First Nations and Métis Fund Inc. [5]
Global Transportation Hub Authority
Innovation Saskatchewan
Ministry of Energy and Resources Ministry of Environment 2b
Ministry of Finance 2b
Ministry of Immigration and Career Training 2b
Ministry of SaskBuilds and Procurement 2b
Ministry of Trade and Export Development
Saskatchewan Health Research Foundation
Saskatchewan Immigrant Investor Fund Inc. [5]
Saskatchewan Opportunities Corporation
Saskatchewan Research Council 2a
SaskBuilds Corporation Tourism Saskatchewan

Education

Battlefords First Nations Joint Board of Education (partnership - organization under shared control) 1c
Boards of Education 1c
Chinook School Division No. 211
Christ the Teacher Roman Catholic Separate School Division No. 212
Conseil des écoles fransaskoises no. 310 Creighton School Division No. 111
Good Spirit School Division No. 204
Holy Family Roman Catholic Separate School Division No. 140
Holy Trinity Roman Catholic Separate School Division No. 22
Horizon School Division No. 205
Ile-a-la Crosse School Division No. 112
Light of Christ Roman Catholic Separate School Division No. 16
Living Sky School Division No. 202
Lloydminster Roman Catholic Separate School Division No. 89
Lloydminster School Division No. 99
North East School Division No. 200
Northern Lights School Division No. 113
Northwest School Division No. 203
Prairie South School Division No. 210
Prairie Spirit School Division No. 206
Prairie Valley School Division No. 208
Prince Albert Roman Catholic Separate School Division No. 6
Regina Roman Catholic Separate School Division No. 81 Regina School Division No. 4 Saskatchewan Rivers School Division No. 119
Saskatoon School Division No. 13
South East Cornerstone School Division No. 209
St. Paul’s Roman Catholic Separate School Division No. 20
Sun West School Division No. 207
Ministry of Advanced Education 2a
Ministry of Education 2a
Ministry of Immigration and Career Training 2a
North Central Shared Facility (partnership - 72.9 per cent interest in assets and 69.7 per cent interest in operations under shared control)1c
Regional Colleges 1b
Carlton Trail College
Cumberland College
Great Plains College
North West College
Northlands College
Parkland College
Southeast College
Saskatchewan Apprenticeship and Trade Certification Commission 1b

Government of Saskatchewan Public Accounts 2021-22   81

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Education (continued)

Saskatchewan Polytechnic 1b
Saskatchewan Professional Teachers Regulatory Board 1c
Saskatchewan Student Aid Fund
Training Completions Fund

Environment and Natural Resources [3]
Commercial Revolving Fund
CIC Asset Management Inc. 2b
Fish and Wildlife Development Fund
Forest Management Funds
Carrier Forest Management Trust Fund
Crown Agricultural Land Forest Fund
Dunkley Forest Renewal Trust
Island Forests Management Fund
L&M Forest Management Trust Fund
Meadow Lake OSB Forest Management Trust Fund
Mee-Toos Forest Management Fund Trust
Mistik Forest Management Trust
North Central Trust Fund
Park Land Forests Management Fund
Sakaw Forest Renewal Trust Fund
Weyerhaeuser Forest Renewal Trust Fund
Impacted Sites Fund
Institutional Control Monitoring and Maintenance Fund
Institutional Control Unforeseen Events Fund
Ministry of Environment 2a
Ministry of Parks, Culture and Sport 2b
Oil and Gas Orphan Fund
Operator Certification Board
Saskatchewan Research Council 2b
Saskatchewan Technology Fund
Water Security Agency

General Government [3]

Century Plaza Condominium Corporation
Crown Investments Corporation of Saskatchewan (separate)
Extended Health Care Plan for Certain Other Employees 1d
Extended Health Care Plan for Certain Other Retired Employees 1d
Legislative Assembly and its Officers 2a
Ministry of Finance 2a
Ministry of Government Relations 2b
Ministry of Highways 2b
Ministry of Justice and Attorney General 2b
Ministry of Parks, Culture and Sport 2b
Ministry of SaskBuilds and Procurement 2a
Office of Executive Council
Public Employees Benefits Agency Revolving Fund
Public Employees Dental Fund 1d
Public Employees Disability Income Fund 1d
Public Employees Group Life Insurance Fund 1d
Public Service Commission
Queen’s Printer Revolving Fund
School Division Tax Loss Compensation Fund

Health

eHealth Saskatchewan
Health Quality Council
Health Sector Affiliates
All Nations’ Health Hospital Inc.
Bethany Pioneer Village Inc.
Circle Drive Special Care Home Inc.
Cupar and District Nursing Home Inc.
Duck Lake and District Nursing Home Inc.
Foyer St. Joseph Nursing Home Inc.
Jubilee Residences Inc.
Lakeview Pioneer Lodge Inc.
Lumsden & District Heritage Home Inc.
Lutheran Sunset Home of Saskatoon
Mennonite Nursing Homes Incorporated
Mont St. Joseph Home Inc.
Oliver Lodge
Providence Place for Holistic Health Inc.
Radville Marian Health Centre Inc.
Raymore Community Health and Social Centre
Salvation Army - William Booth Special Care Home
Santa Maria Senior Citizens Home Inc.
Saskatoon Convalescent Home
Sherbrooke Community Society Inc.
Société Joseph Breton Inc.
Spruce Manor Special Care Home Incorporated
St. Ann’s Senior Citizens Village Corporation
St. Anthony’s Hospital
St. Joseph’s Hospital (Grey Nuns) of Gravelbourg
St. Joseph’s Hospital of Estevan
St. Joseph’s Integrated Health Centre of Macklin Inc.
St. Paul Lutheran Home of Melville
St. Peter’s Hospital, Melville
Strasbourg and District Health Centre Corp.
Sunnyside Adventist Care Centre
The Border-Line Housing Company (1975) Inc.
The Qu’Appelle Diocesan Housing Company
The Regina Lutheran Housing Corporation
Ukrainian Sisters of St. Joseph of Saskatoon
Warman Mennonite Special Care Home Inc.
Ministry of Health
Saskatchewan Association of Health Organizations Inc.
Saskatchewan Cancer Agency
Saskatchewan Health Authority
Saskatchewan Impaired Driver Treatment Centre Board of Governors

82   Government of Saskatchewan Public Accounts 2021-22

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Protection of Persons and Property

Correctional Facilities Industries Revolving Fund

Criminal Property Forfeiture Fund

Financial and Consumer Affairs Authority of Saskatchewan

Firearms Secretariat 4

Integrated Justice Services

Law Reform Commission of Saskatchewan

Legislative Assembly and its Officers 2b

Ministry of Corrections, Policing and Public Safety

Ministry of Government Relations 2b

Ministry of Justice and Attorney General 2a

Ministry of Labour Relations and Workplace Safety

Saskatchewan Public Safety Agency

Sask911 Account

Victims’ Fund

Social Services and Assistance

Ministry of Government Relations 2b

Ministry of Parks, Culture and Sport 2b

Ministry of Social Services

Saskatchewan Housing Corporation 1d

Saskatchewan Legal Aid Commission

Transportation

Ministry of Government Relations 2b

Ministry of Highways 2a

Transportation Partnerships Fund

Government Business Enterprises (Modified Equity)

Utility 3

Saskatchewan Power Corporation

Saskatchewan Telecommunications Holding Corporation

Saskatchewan Water Corporation

SaskEnergy Incorporated

Insurance & Financing 3

Municipal Financing Corporation of Saskatchewan 1d

Saskatchewan Auto Fund

Saskatchewan Government Insurance

Workers’ Compensation Board (Saskatchewan) 1d

Liquor & Gaming 3

Liquor and Gaming Authority

Saskatchewan Gaming Corporation

[1]	The year-ends of certain entities differ from March 31, 2022: [a] April 30, 2021; [b] June 30, 2021; [c] August 31, 2021; [d] December 31, 2021.
[2]	Activities are allocated across more than one theme: [a] primary activity; [b] secondary activity.
[3]	Included in Other for segment disclosure (schedule 17).
[4]	Established during 2021-22.
[5]	Entity amalgamated with CIC Asset Management Inc. during 2021-22.

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Glossary of Terms

Glossary of Terms

Accumulated (Deficit): The amount by which expense has exceeded revenue from the beginning of provincial incorporation (1905) plus any adjustments that were charged directly to the accumulated deficit. It is calculated as the difference between total assets and liabilities.

Accumulated Surplus: The amount by which revenue has exceeded expense from the beginning of provincial incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus. It is calculated as the difference between total assets and liabilities.

Amortization: A systematic process of allocating an amount to revenue or expense over a period of time. Capital assets are amortized to expense over their expected remaining economic life. Actuarial gains and losses, such as those experienced by pension plans, are also amortized.

Amortized Cost: The initial cost of a security adjusted for the cumulative amortization of any purchase premium or discount, less any principal repayments.

Canada Health Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of health care.

Canada Social Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of post-secondary education, social services and assistance, early childhood development, early learning and childcare.

Capital Asset: An asset with physical substance held by the Government that has an economic life extending beyond one year, to be used on a continuing basis and is not for sale in the ordinary course of operations.

Capital Transfer: A grant provided to a third party, such as a university or municipality, to acquire or develop capital assets.

Consolidation: The method used to account for government service organizations (GSOs) in the Summary Financial Statements (SFS) in which the accounts of GSOs are adjusted to the basis of accounting described in note 1 of the SFS and then combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Contingency: A possible right to economic resources, or an obligation that may result in future sacrifice of economic benefits, arising from existing conditions or situations involving uncertainty.

Contractual Obligation: An obligation to others that will become a liability in the future when the terms of contracts or agreements are met.

Contractual Right: A right to economic resources that will result in both an asset and revenue in the future when the terms of contracts or agreements are met.

Debenture: A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date. It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt: An obligation incurred through the issuance of debt instruments. Terms used when describing debt include:

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

General debt is public debt net of loans to Crown corporations for GBE specific debt.

Government business enterprise (GBE) specific debt is debt issued by GBEs or debt issued by the General Revenue Fund (GRF) specifically on behalf of a GBE where the government expects to realize the receivable from the GBE and settle the external debt simultaneously.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Deficit: The amount by which expense exceeds revenue for a fiscal period.

Derivative: A contract in which the value is based on the performance of an underlying financial asset, index or other investment. It does not require an initial investment and is settled at a future date.

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Glossary of Terms

Financial Asset: An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

Financial Instrument: Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financing Charges: Costs associated with general debt, pension liabilities, obligations under long-term financing arrangements such as public private partnerships, and capital lease obligations. Financing charges include interest, foreign exchange gains and losses, discounts, fees and commissions.

Fixed Rate: An interest rate that remains fixed either for an entire term or part of a term.

Floating Rate: An interest rate that changes on a periodic basis.

General Revenue Fund (GRF): The primary operational account for the Government through which all provincial monies under the direct authority of the Legislative Assembly are collected and disbursed.

Government Business Enterprise (GBE): An entity that is controlled by the Government, is self-sufficient and has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity. GBEs are recorded in the SFS using the modified equity method.

Government Reporting Entity: A set of entities that are either controlled by the Government (government service organizations and government business enterprises) or subject to shared control (partnerships). Trusts administered by the Government are excluded from the government reporting entity.

Government Service Organization (GSO): An entity that is controlled by the Government, except those designated as GBEs. GSOs are consolidated in the SFS.

Gross Domestic Product (GDP): The standard measure of the overall size of an economy, the value of all goods and services produced during a given period.

Hedge: A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes. This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity: The method used to account for GBEs in the SFS. The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings (losses) and other net equity changes of the GBE.

Net Debt: The difference between liabilities and financial assets and represents the future revenue required to pay for past transactions or events.

Net Foreign Exchange Gain (Loss): Potential gains and losses arise on foreign currency denominated monetary items when the exchange rate fluctuates. The net foreign exchange gain (loss) represents the portion of this potential gain (loss) that has not been included in the accumulated deficit or surplus to date, but rather will be recognized over the remaining life of the monetary item.

Net Realizable Value: The selling price of an asset less any costs incurred to make the sale.

Non-Financial Asset: An asset that is acquired, constructed or developed and does not normally provide resources to discharge existing liabilities.

Other Comprehensive Income (Loss) (OCI): OCI includes certain unrealized gains and losses of GBEs that are excluded from the deficit or surplus but recognized as a change in net debt and accumulated deficit or surplus during the period.

Partnership: A contractual arrangement between the Government and one or more partners outside the government reporting entity where the partners share, on an equitable basis, the risks and benefits of the arrangement. Partnerships are proportionately consolidated in the SFS.

Pension Liability: An actuarial estimate of discounted future payments to be made to retirees under the Government’s pension plans, net of plan assets.

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Glossary of Terms

Premium/Discount: The amount by which the selling price of a security is greater or less than its par or face value.

Present Value: The current value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Proportionate Consolidation: The method used to account for partnerships in the SFS in which the accounts of partnerships are adjusted to the basis of accounting described in note 1 of the SFS and then the Government’s proportionate share are combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Public Private Partnership (P3): A long-term contractual arrangement between the Government and a private sector contractor to deliver public infrastructure. Under such contractual arrangements, a private contractor: provides some or all of the financing for the project; designs and builds the project, often providing operations and maintenance for the project; and receives payments over an extended period of time. The liabilities arising from P3 arrangements are classified in the SFS as obligations under long-term financing arrangements.

Related Party: A related party exists when one party has the ability to exercise control or shared control over the other. Two or more parties are related when they are subject to common control or shared control. Related parties also include key management personnel, their close family members and organizations controlled by, or under shared control of, any of these individuals.

Remediation: The improvement of a contaminated site to prevent, minimize or mitigate damage to human health or the environment.

Restructuring Transaction: A transfer of an integrated set of assets and/or liabilities, together with related program or operating responsibilities without consideration based primarily on the fair value of the individual assets and liabilities transferred.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the SFS identify the resources allocated to support the major activities of a government.

Subsidiary: An organization that is wholly-owned or controlled by another organization.

Summary Financial Statements (SFS): The statements prepared to account for the full nature and extent of the financial activities of the Government.

Surplus: The amount by which revenue exceeds expense for a fiscal period.

Transfer: A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid, as would be expected in a loan; or expect a financial return, as would be expected in an investment.

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